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Filed Pursuant to Rule 424(b)(5) Registration Nos.	333-89202 333-89202-01 333-89202-02 333-89202-03

Prospectus Supplement to Prospectus dated August 9, 2002.

$340,000,000

ZIONS BANCORPORATION

Senior Medium-Term Notes, Series A

Subordinated Medium-Term Notes, Series B

TERMS OF SALE

        The following terms may apply to the notes that Zions Bancorporation may sell from time to time:

  •
  stated maturity of 12 months or longer
  •
  fixed or floating interest rate, zero-coupon or issued with original issue discount; a floating interest rate may be based on:
  •
  commercial paper rate;
  •
  prime rate;
  •
  LIBOR;
  •
  EURIBOR;
  •
  treasury rate;
  •
  CMT rate;
  •
  CD rate;
  •
  federal funds rate; and/or
  •
  11th district cost of funds rate
  •
  amount of principal or interest may be determined by reference to an index or formula
  •
  may be book-entry form only
  •
  may be subject to redemption at the option of Zions Bancorporation or repayment at the option of the holder
  •
  not amortized or subject to a sinking fund
  •
  interest on fixed rate notes paid semi-annually
  •
  interest on floating rate notes paid monthly, quarterly, semi-annually or annually
  •
  denominations of $1,000 and multiples of $1,000
  •
  settlement in immediately available funds

        The final terms of each note will be included in a pricing supplement. Zions Bancorporation will receive between $338,300,000 and $339,660,000 of the proceeds from the sale of the notes, after paying the agents' commissions of between $340,000 and $1,700,000.

        Zions Bancorporation does not plan to list the notes for trading on a securities exchange.

        These notes will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        Zions Bancorporation may sell the notes directly or through one or more agents or dealers, including the agent listed below. The agents are not required to sell any particular amount of the notes.

        Zions Bancorporation may use this prospectus in the initial sale of any note. In addition, Zions Investment Securities, Inc. or any other affiliate of Zions Bancorporation may use this prospectus in a market-making transaction in any note after its initial sale. Unless Zions Bancorporation or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

ZIONS INVESTMENT SECURITIES, INC.

Prospectus Supplement dated September 10, 2002.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data for the five-year period ended December 31, 2001 and the six-month periods ended June 30, 2002 and June 30, 2001 are derived from and qualified by reference to our consolidated financial statements. You should read this data in conjunction with the financial statements, related notes and other financial information included or incorporated by reference in the accompanying prospectus. See "Where you can find more information" in the accompanying prospectus. Income for prior periods and all related ratios have been adjusted for the add back of goodwill amortization under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

	Year Ended December 31,					Six Months Ended June 30,
	1997	1998	1999	2000	2001	2001	2002
	(dollars in millions, except per share data)
Consolidated Statement of Income Data:
Interest income	$717.0	$1,032.8	$1,359.3	$1,626.2	$1,592.0	$814.3	$733.7
Interest expense	347.4	458.9	617.8	822.8	642.2	363.4	218.4
Net interest income	369.6	573.9	741.5	803.4	949.8	450.9	515.3
Provision for loan losses	5.9	14.0	18.0	31.8	73.2	25.0	33.8
Net interest income after provision for loan losses	363.7	559.9	723.5	771.6	876.6	425.9	481.5
Noninterest income	148.5	210.5	266.8	192.6	419.4	205.9	199.8
Noninterest expense	313.1	557.0	681.8	721.3	855.8	409.6	435.3
Income before income taxes	199.1	213.4	308.5	242.9	440.2	222.2	246.0
Income taxes	67.7	69.6	109.5	79.7	157.8	80.1	85.0
Income before minority interest and cumulative effect of change in accounting principle	131.4	143.8	199.0	163.2	282.4	142.1	161.0
Minority Interest	—	0.4	4.9	1.5	(7.8)	(3.4)	(.7)
Income before cumulative effect of change in accounting principle	131.4	143.4	194.1	161.7	290.2	145.5	161.7
Cumulative effect of change in accounting principle(1)	—	—	—	—	(7.2)	(7.2)	(32.4)
Net income	$131.4	$143.4	$194.1	$161.7	$283.0	$138.3	$129.3
Income before cumulative effect, as adjusted(2)	136.6	163.3	218.5	187.7	323.3	161.2	161.7
Net income, as adjusted(2)	136.6	163.3	218.5	187.7	316.1	154.1	129.3
Operating cash earnings(3)	138.5	194.5	243.0	281.7	337.7	166.6	168.2
Income before cumulative effect per common share (diluted)	$1.92	$1.75	$2.26	$1.86	$3.15	$1.59	$1.75
Net income per common share (diluted)	1.92	1.75	2.26	1.86	3.07	1.51	1.40
Income before cumulative effect per common share (diluted), as adjusted(2)	2.00	1.99	2.55	2.15	3.51	1.77	1.75
Net income per common share (diluted), as adjusted(2)	2.00	1.99	2.55	2.15	3.43	1.69	1.40
Operating cash earnings per common share (diluted)(3)	2.03	2.37	2.84	3.23	3.66	1.82	1.82
Weighted-average common and common-equivalent shares outstanding during the period (in thousands)	68,258	81,918	85,695	87,120	92,174	91,339	92,658

Consolidated Balance Sheet Data (at period end):
Loans(4)	$5,463	$11,219	$12,791	$14,378	$17,311	$16,476	$18,453
Total assets	10,794	18,050	20,281	21,939	24,304	23,488	25,735
Deposits	7,830	14,221	14,062	15,070	17,842	17,170	18,788
Total shareholders' equity	857	1,453	1,660	1,779	2,281	2,198	2,337
Other Data:
Return on average assets(2)	1.41%	1.13%	1.10%	0.86%	1.33%	1.36%	1.01%
Operating cash return on average assets(3)	1.45	1.41	1.26	1.34	1.47	1.51	1.35
Return on average common equity(2)	20.18	12.51	13.98	11.20	14.83	15.37	11.37
Operating cash return on average common equity(3)	25.42	26.58	26.79	27.43	25.44	25.82	23.34
Efficiency ratio(2)	58.34	67.58	64.16	62.57	59.16	59.02	60.00
Operating cash efficiency ratio(3)	57.81	61.30	60.31	57.44	57.40	57.66	58.66
Net interest margin	4.29	4.56	4.31	4.27	4.64	4.62	4.65
Nonperforming assets to net loans and leases, other real estated owned and other nonperforming assets	0.31	0.58	0.58	0.49	0.69	0.53	0.63
Allowance for loan losses to nonperforming loans	655.59	354.94	310.87	320.69	236.65	300.18	260.01
Allowance for loan losses to net loans and leases	1.62	1.89	1.60	1.36	1.50	1.40	1.43
Tier 1 leverage	6.92	5.91	6.16	6.38	6.56	6.69	6.48
Tier 1 risk-based capital	11.96	8.40	8.64	8.53	8.25	8.35	8.05
Total risk-based capital	13.85	11.34	11.29	10.83	12.20	11.63	11.86
Total branches	241	345	362	373	412	413	409

(1)
For the six months ended June 30, 2001 and the year ended December 31, 2001, the cumulative effect adjustment relates to the adoption of SFAS No. 133, net of income tax benefit of $4.5 million. For the six months ended June 30, 2002, the cumulative effect adjustment relates to impairment in carrying value of our investments in certain e-commerce subsidiaries, measured as of January 1, 2002, net of income tax benefit of $2.7 million, associated with the adoption of SFAS No. 142.

(2)
Adjusted according to SFAS No. 142 for the add back of goodwill amortization, net of income tax benefit.

(3)
Before amortization of goodwill and core deposit intangible assets and merger expenses, the impairment loss on First Security Corporation common stock and the cumulative effect of adoption of SFAS No. 133 and SFAS No. 142.

(4)
Net of unearned income and fees, net of related costs.

        SFAS No. 142 became effective for us beginning January 1, 2002. Under this statement, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, but are subject to specified annual impairment tests. Other intangible assets are amortized over their useful lives. The following table presents transitional disclosures required by SFAS No. 142. The purpose of these transitional disclosures is to reconcile prior period amounts of income before cumulative effect and net income to their respective adjusted amounts for the add back of goodwill amortization.

Earnings

	Year Ended December 31,					Six Months Ended June 30,
	1997	1998	1999	2000	2001	2001	2002
	(dollars in millions, except per share data)
Income before cumulative effect of change in accounting principle	$131.4	$143.4	$194.1	$161.7	$290.2	$145.5	$161.7
Addback of goodwill amortization, net of income tax benefit	5.2	19.9	24.4	26.0	33.1	15.7	—

Income before cumulative effect, as adjusted	$136.6	$163.3	$218.5	$187.7	$323.3	$161.2	$161.7

Net income	$131.4	$143.4	$194.1	$161.7	$283.0	$138.3	$129.3
Add back of goodwill amortization, net of income tax benefit	5.2	19.9	24.4	26.0	33.1	15.8	—

Net income, as adjusted	$136.6	$163.3	$218.5	$187.7	$316.1	$154.1	$129.3

Earnings Per Share (Diluted)

	Year Ended December 31,					Six Months Ended June 30,
	1997	1998	1999	2000	2001	2001	2002
	(dollars in millions, except per share data)
Income before cumulative effect of change in accounting principle	$1.92	$1.75	$2.26	$1.86	$3.15	$1.59	$1.75
Addback of goodwill amortization, net of income tax benefit	0.08	0.24	0.29	0.29	0.36	0.18	—

Income before cumulative effect, as adjusted	$2.00	$1.99	$2.55	$2.15	$3.51	$1.77	$1.75

Net income	$1.92	$1.75	$2.26	$1.86	$3.07	$1.51	$1.40
Add back of goodwill amortization, net of income tax benefit	0.08	0.24	0.29	0.29	0.36	0.18	—

Net income, as adjusted	$2.00	$1.99	$2.55	$2.15	$3.43	$1.69	$1.40

DESCRIPTION OF NOTES WE MAY OFFER

        Please note that in this section entitled "Description of Notes We May Offer", references to "Zions Bancorporation", "we", "our" and "us" refer only to Zions Bancorporation and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

Information About Our Medium-Term Note Program

        Each of the senior medium-term notes, Series A and the subordinated medium-term notes, Series B constitutes a separate series of our debt securities issued under the senior debt indenture and the subordinated debt indenture, respectively. We summarize various terms that apply generally to our debt securities, including the notes, in the accompanying prospectus under the caption "Description of Debt Securities We May Offer". The following description of the notes supplements that description of the debt securities. Consequently, you should read this prospectus supplement together with the accompanying prospectus in order to understand the terms of the notes. However, if this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement controls with regard to the notes.

        This section summarizes the material terms that will apply generally to the senior notes as a series or the subordinated notes as a series. Each particular note will have financial and other terms specific to it, and the specific terms of each note will be described in a pricing supplement attached to the front of this prospectus. Those terms may vary from the terms described here.

        As you read this section, please remember that the specific terms of your note as described in your pricing supplement will supplement and, if applicable, may modify or replace the general terms described in this section and in the accompanying prospectus. If your pricing supplement is inconsistent with this prospectus supplement or the accompanying prospectus, your pricing supplement will control with regard to your note. Thus, the statements we make in this section or in the accompanying prospectus may not apply to your note.

        When we refer to your pricing supplement, we mean the pricing supplement describing the specific terms of the note you purchase. Unless we say otherwise below, the terms we use in this prospectus supplement that we also use in the accompanying prospectus have the meanings we give them in that document. Similarly, the terms we use in any pricing supplement that we also use in this document will have the meanings we give them in this document, unless we say otherwise in the pricing supplement.

The Notes Will Be Issued Under Either the Senior Debt Indenture or the Subordinated Debt Indenture

        The notes will be governed by one of two documents, the senior debt indenture in the case of the senior notes, and the subordinated debt indenture in the case of the subordinated notes. Each of the senior debt indenture and the subordinated debt indenture is a contract between us and J. P. Morgan Trust Company, National Association, which acts as trustee. The trustee has two main roles:

  •
  First, the trustee can enforce your rights against us if we default. There are limitations on the extent to which the trustee acts on your behalf, which we describe under "Description of Debt Securities We May Offer—Events of Default and Defaults" in the accompanying prospectus; and

  •
  Second, the trustee performs administrative duties for us, such as sending you interest payments when there is no separate paying agent and sending you notices.

We May Issue Other Series of Debt Securities

        The senior debt indenture and the subordinated debt indenture permit us to issue different series of debt securities from time to time. Each of the senior Series A medium-term notes and the subordinated Series B medium-term notes will be a single, distinct series of debt securities. We may, however, issue notes in such amounts, at such times and on such terms as we wish. The notes will differ from one another, and from other series, in their terms.

        When we refer to the "notes" or "these notes", we mean our Senior Medium-Term Notes, Series A or our Subordinate Medium-Term Notes, Series B or both, as the context may require. When we refer to a "series" of debt securities, we mean a series, such as the Senior Medium-Term Notes, Series A or the Subordinated Medium-Term Notes, Series B, issued under the senior debt indenture or the subordinated debt indenture.

Amounts That We May Issue

        Neither the senior debt indenture nor the subordinated debt indenture limit the aggregate amount of debt securities that we may issue. Nor do they limit the number of series or the aggregate amount of any particular series that we may issue. Also, if we issue notes having the same terms in a particular offering, we may "reopen" that offering at any later time and offer additional notes having those terms.

        Our affiliates may use this prospectus supplement to resell notes in market-making transactions from time to time, including notes that we have not yet issued. We describe these transactions under "Supplemental Plan of Distribution" below.

        The senior debt indenture, the subordinated debt indenture and the notes do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes or the indentures, except as described under "Description of Debt Securities We May Offer—Restriction on Sale or Issuance of Capital Stock of Major Constituent Banks" in the accompanying prospectus.

How the Notes Rank Against Other Debt

        The notes will not be secured by any property or assets of Zions Bancorporation or its subsidiaries. Thus, by owning a note, you are one of our unsecured creditors.

        All senior medium-term notes will rank on a parity with all of our other unsecured and unsubordinated debt. All subordinated medium-term notes will be subordinate and junior to our "senior indebtedness", which we define in the accompanying prospectus.

        In addition, an investment in the notes involves risks because we are a holding company. We summarize those risks under "Description of Debt Securities We May Offer—We Are a Holding Company" in the accompanying prospectus.

This Section Is Only a Summary

        The senior debt indenture, the subordinated debt indenture and their associated documents, including your note, contain the full legal text of the matters described in this section and your prospectus supplement. Our senior debt indenture, the subordinated debt indenture and the notes are governed by New York law. A copy of each of our senior debt indenture and our subordinated debt indenture has been filed with the Securities and Exchange Commission as part of our registration statement. See "Available Information" in the accompanying prospectus for information on how to obtain a copy.

        Investors should carefully read the description of the terms and provisions of our debt securities and our indentures under "Description of Debt Securities We May Offer" in the accompanying prospectus. That section, together with this prospectus supplement and your pricing supplement, summarize all the material terms of our indentures and your note. They do not, however, describe every aspect of our indentures and your note. For example, in this section entitled "Description of Notes We May Offer", the accompanying prospectus and your pricing supplement, we use terms that have been given special meaning in our senior debt indenture and our subordinated debt indenture, but we describe the meaning of only the more important of those terms.

Features Common to All Notes

Currency of Notes

        The notes will be payable in U.S. dollars.

Types of Notes

        We may issue the following three types of notes:

  •
  Fixed Rate Notes. A note of this type will bear interest at a fixed rate described in the applicable pricing supplement. This type includes zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount.

  •
  Floating Rate Notes. A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas and these other features are described below in "—Interest Rates—Floating Rate Notes". If your note is a floating rate note, the formula and any adjustments that apply to the interest rate will be specified in your pricing supplement.

  •
  Indexed Notes. A note of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

  •
  one or more securities;

  •
  one or more currencies;

  •
  one or more commodities;

  •
  any other financial, economic or other measures or instruments, including the occurrence or non-occurrence of any event or circumstance; and/or

  •
  indices or baskets of any of these items.

        If you are a holder of an indexed note, you may receive a principal amount at maturity that is greater than or less than the face amount of your note depending upon the value of the applicable index at maturity. That value may fluctuate over time. Some indexed notes may also be exchangeable, at our option or the option of the holder, into securities of an issuer other than Zions Bancorporation or into other property. If you purchase an indexed note, your pricing supplement will include information about the relevant index and about how amounts that are to become payable will be determined by reference to that index. Before you purchase any indexed note, you should read carefully the section entitled "Considerations Relating to Indexed Securities" in the accompanying prospectus.

Original Issue Discount Notes

        A fixed rate note, a floating rate note or an indexed note may be an original issue discount note. A note of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount note may be a zero coupon note. A note issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity.

Information in the Pricing Supplement

        Your pricing supplement will describe one or more of the following terms of your note:

  •
  whether it is a senior note or a subordinated note;

  •
  any limit on the total principal amount of the note;

  •
  the stated maturity;

  •
  the price at which we originally issue your note, expressed as a percentage of the principal amount, and the original issue date;

  •
  if you purchase your note in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which Zions Investment Securities, Inc. or another of our affiliates resells a note that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original sale of the note;

  •
  whether your note is a fixed rate note, a floating rate note or an indexed note and also whether it is an original issue discount note;

  •
  if your note is a fixed rate note, the yearly rate at which your note will bear interest, if any, and the interest payment dates, if different from those stated below under "—Interest Rates—Fixed Rate Notes";

  •
  if your note is a floating rate note, the interest rate basis, which may be one of the nine base rates described in "—Interest Rates—Floating Rate Notes" below; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; and the interest reset, determination, calculation and payment dates, all of which we describe under "—Interest Rates—Floating Rate Notes" below;

  •
  if your note is an indexed note, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and whether your note will be exchangeable for or payable in cash, securities of an issuer other than Zions Bancorporation or other property;

  •
  if your note is an original issue discount note, the yield to maturity;

  •
  if applicable, the circumstances under which your note may be redeemed at our option or repaid at the holder's option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s), all of which we describe under "Description of Debt Securities We May Offer—Redemption and Repayment" in the accompanying prospectus;

  •
  the authorized denominations, if other than $1,000 and integral multiples of $1,000;

  •
  whether we will issue or make available your note in non-book-entry form;

  •
  whether and under what circumstances we will pay additional amounts on any note held by a person who is not a United States person for tax purposes and whether we can redeem the note if we have to pay additional amounts;

  •
  whether the note will be issued in fully registered form or bearer from, in definitive or global form or in any combination of these forms;

  •
  the names and duties of any co-trustees, depositories, authenticating agents, paying agents, calculation agents, transfer agents or registrars for the note;

  •
  the depositary for your note, if other than DTC, and any circumstances under which the holder may request notes in non-global form, if we choose not to issue your note in book-entry form only;

  •
  if we choose to issue your note in bearer form, any special provisions relating to bearer notes that are not addressed in the accompanying prospectus; and

  •
  any other terms of your note that are consistent with the provisions of the applicable indenture, which could be different from those described in this prospectus supplement and the accompanying prospectus.

Form, Denomination and Legal Ownership of Notes

        Your note will be issued in registered form, without interest coupons, in any authorized denominations. The authorized denominations will be $1,000 and multiples of $1,000.

        Your note will be issued in book-entry form and represented by a global note or a master global note. You should read the section "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus for information about this type of arrangement and your rights under this type of arrangement.

Interest Rates

        This subsection describes the different kinds of interest rates that may apply to your note, if it bears interest.

Fixed Rate Notes

        Unless otherwise specified in the applicable pricing supplement, interest on a fixed rate note will be payable semiannually each May 15 and November 15, which will be the interest payment dates for a fixed rate note, and at maturity. For each fixed rate note that bears interest, interest will accrue, and we will compute and pay accrued interest, as described in the accompanying prospectus under "Description of Debt Securities We May Offer—Types of Debt Securities—Fixed Rate Debt Securities" and "—Payment Mechanics for Debt Securities in Registered Form".

Floating Rate Notes

        In this subsection, we use several specialized terms relating to the manner in which floating interest rates are calculated. These terms appear in bold, italicized type the first time they appear, and we define these terms in "—Special Rate Calculation Terms" at the end of this subsection.

        For each floating rate note, interest will accrue, and we will compute and pay accrued interest, as described in the accompanying prospectus under "Description of Debt Securities We May Offer—Types of Debt Securities—Floating Rate Debt Securities" and "—Payment Mechanics for Debt Securities in Registered Form". In addition, the following will apply to floating rate notes.

        Base Rates.    We currently expect to issue floating rate notes that bear interest at rates based on one or more of the following base rates:

  •
  commercial paper rate;

  •
  prime rate;

  •
  LIBOR;

  •
  EURIBOR;

  •
  treasury rate;

  •
  CMT rate;

  •
  CD rate;

  •
  federal funds rate; and/or

  •
  11th district cost of funds rate.

We describe each of these base rates in further detail below in this subsection. If you purchase a floating rate note, your pricing supplement will specify the type of base rate that applies to your note.

        Interest payable on a floating rate note for any particular interest period will be calculated as described in the accompanying prospectus using an interest factor, expressed as a decimal, applicable to each day during the period. The interest factor for each day will be calculated by dividing the interest rate, expressed as a decimal, applicable to that day by the following:

  •
  360, in the case of commercial paper rate notes, prime rate notes, LIBOR notes, EURIBOR notes, CD rate notes, federal funds rate notes and 11th district cost of funds rate notes; or

  •
  the actual number of days in the year, in the case of treasury rate notes and CMT rate notes.

See "Description of Debt Securities We May Offer—Types of Debt Securities—Floating Rate Debt Securities—Calculation of Interest" in the accompanying prospectus for more information about calculation mechanics.

        Initial Base Rate.    For any floating rate note, the base rate in effect from the original issue date to the first interest reset date will be the initial base rate. We will specify the initial base rate in the applicable pricing supplement.

        Spread or Spread Multiplier.    In some cases, the base rate for a floating rate note may be adjusted:

  •
  by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01%; or

  •
  by multiplying the base rate by a specified percentage, called the spread multiplier.

If you purchase a floating rate note, your pricing supplement will specify whether a spread or spread multiplier will apply to your note and, if so, the amount of the spread or spread multiplier.

        Maximum and Minimum Rates.    The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

  •
  a maximum rate—i.e., a specified upper limit that the actual interest rate in effect at any time may not exceed; and/or

  •
  a minimum rate—i.e., a specified lower limit that the actual interest rate in effect at any time may not fall below.

If you purchase a floating rate note, your pricing supplement will specify whether a maximum rate and/or minimum rate will apply to your note and, if so, what those rates are.

        Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

        The rest of this subsection describes how the interest rate and the interest payment dates will be determined, and how interest will be calculated, on a floating rate note.

        Interest Reset Dates.    The rate of interest on a floating rate note will be reset, by the calculation agent described below, daily, weekly, monthly, quarterly, semi-annually or annually. The date on which the interest rate resets and the reset rate becomes effective is called the interest reset date. Except as otherwise specified in the applicable pricing supplement, the interest reset date will be as follows:

  •
  for floating rate notes that reset daily, each business day;

  •
  for floating rate notes that reset weekly and that are not treasury rate notes, the Wednesday of each week;

  •
  for treasury rate notes that reset weekly, the Tuesday of each week, except as otherwise described in the next to last paragraph under "—Interest Determination Dates" below;

  •
  for floating rate notes that reset monthly, the third Wednesday of each month;

  •
  for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

  •
  for floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year as specified in the applicable pricing supplement; and

  •
  for floating rate notes that reset annually, the third Wednesday of one month of each year as specified in the applicable pricing supplement.

For a floating rate note, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day. There are several exceptions, however, to the reset provisions described above.

        The base rate in effect from the original issue date to the first interest reset date will be the initial base rate specified on the cover of your pricing supplement. For floating rate notes that reset daily or weekly, the base rate in effect for each day following the second business day before an interest payment date to, but excluding, the interest payment date, and for each day following the second business day before the maturity to, but excluding, the maturity, will be the base rate in effect on that second business day.

        If any interest reset date for a floating rate note would otherwise be a day that is not a business day, the interest reset date will be postponed to the next day that is a business day. For a LIBOR note, however, if that business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

        Interest Determination Dates.    The interest rate that takes effect on an interest reset date will be determined by the calculation agent by reference to a particular date called an interest determination date. Except as otherwise specified in the applicable pricing supplement:

  •
  For all floating rate notes other than LIBOR notes, EURIBOR notes, treasury rate notes and 11th district cost of funds rate notes, the interest determination date relating to a particular interest reset date will be the second business day before the interest reset date.

  •
  For LIBOR notes, the interest determination date relating to a particular interest reset date will be the second London business day preceding the interest reset date, unless the index currency is pounds sterling, in which case the interest determination date will be the interest reset date. We refer to an interest determination date for a LIBOR note as a LIBOR interest determination date.

  •
  For EURIBOR notes, the interest determination date relating to a particular interest reset date will be the second euro business day preceding the interest reset date. We refer to an interest determination date for a EURIBOR note as a EURIBOR interest determination date.

  •
  For treasury rate notes, the interest determination date relating to a particular interest reset date, which we refer to as a treasury interest determination date, will be the day of the week in which the interest reset date falls on which treasury bills—i.e., direct obligations of the U.S. government—would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If as the result of a legal holiday an auction is held on the preceding Friday, that Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week. If the auction is held on a day that would otherwise be an interest reset date, then the interest reset date will instead be the first business day following the auction date.

  •
  For 11th district cost of funds rate notes, the interest determination date relating to a particular interest reset date will be the last working day, in the first calendar month before that interest reset date, on which the Federal Home Loan Bank of San Francisco publishes the monthly average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District for the second calendar month before that interest reset date. We refer to an interest determination date for an 11th district cost of funds rate note as an 11th district interest determination date.

        Interest Calculation Dates.    As described above, the interest rate that takes effect on a particular interest reset date will be determined by reference to the corresponding interest determination date. Except for LIBOR notes and EURIBOR notes, however, the determination of the rate will actually be made on a day no later than the corresponding interest calculation date. The interest calculation date will be the earlier of the following:

  •
  the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; and

  •
  the business day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

The calculation agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.

        Interest Payment Dates.    The interest payment dates for a floating rate note will depend on when the interest rate is reset and, unless we specify otherwise in the applicable pricing supplement, will be as follows:

  •
  for floating rate notes that reset daily, weekly or monthly, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

  •
  for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

  •
  for floating rate notes that reset semi-annually, the third Wednesday of the two months of each year specified in the applicable pricing supplement; or

  •
  for floating rate notes that reset annually, the third Wednesday of the month specified in the applicable pricing supplement.

Regardless of these rules, if a note is originally issued after the regular record date and before the date that would otherwise be the first interest payment date, the first interest payment date will be the date that would otherwise be the second interest payment date. We have defined the term "regular record date" under "Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities" in the accompanying prospectus.

        In addition, the following special provision will apply to a floating rate note with regard to any interest payment date other than one that falls on the maturity. If the interest payment date would otherwise fall on a day that is not a business day, then the interest payment date will be the next day that is a business day. However, if the floating rate note is a LIBOR note or a EURIBOR note and the next business day falls in the next calendar month, then the interest payment date will be advanced to the next preceding day that is a business day. In all cases, an interest payment date that falls on the maturity will not be changed.

        Calculation Agent.    We have initially appointed Zions Investment Securities, Inc. as our calculation agent for the notes.

Commercial Paper Rate Notes

        If you purchase a commercial paper rate note, your note will bear interest at a base rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

        The commercial paper rate will be the money market yield of the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in H.15(519) under the heading "Commercial Paper—Nonfinancial". If the commercial paper rate cannot be determined as described above, the following procedures will apply.

  •
  If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the commercial paper rate will be the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in H.15 daily update or any other recognized electronic source used for displaying that rate, under the heading "Commercial Paper—Nonfinancial".

  •
  If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity and is placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the calculation agent.

  •
  If fewer than three dealers selected by the calculation agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Prime Rate Notes

        If you purchase a prime rate note, your note will bear interest at a base rate equal to the prime rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

        The prime rate will be the rate, for the relevant interest determination date, published in H.15(519) under the heading "Bank Prime Loan". If the prime rate cannot be determined as described above, the following procedures will apply.

  •
  If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the prime rate will be the rate, for the relevant interest determination date, as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, under the heading "Bank Prime Loan".

  •
  If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the prime rate will be the arithmetic mean of the following rates as they appear on the Reuters screen US PRIME 1 page: the rate of interest publicly announced by each bank appearing on that page as that bank's prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

  •
  If fewer than four of these rates appear on the Reuters screen US PRIME 1 page, the prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City selected by the calculation agent. For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

  •
  If fewer than three banks selected by the calculation agent are quoting as described above, the prime rate for the new interest period will be the prime rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

LIBOR Notes

        If you purchase a LIBOR note, your note will bear interest at a base rate equal to LIBOR, which will be the London interbank offered rate for deposits in U.S. dollars or any other index currency, as specified in your pricing supplement. In addition, the applicable LIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement. LIBOR will be determined in the following manner:

  •
  LIBOR will be either:

  •
  the offered rate appearing on the Telerate LIBOR page; or

  •
  the arithmetic mean of the offered rates appearing on the Reuters screen LIBOR page unless that page by its terms cites only one rate, in which case that rate;

in either case, as of 11:00 A.M., London time, on the relevant LIBOR interest determination date, for deposits of the relevant index currency having the relevant index maturity beginning on the relevant interest reset date. Your pricing supplement will indicate the index currency, the index maturity and the reference page that apply to your LIBOR note. If no reference page is specified in your pricing supplement, Telerate LIBOR page will apply to your LIBOR note.

  •
  If Telerate LIBOR page applies and the rate described above does not appear on that page, or if Reuters screen LIBOR page applies and fewer than two of the rates described above appears on that page or no rate appears on any page on which only one rate normally appears, then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations.

  •
  If fewer than two quotations are provided as described above, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., in the principal financial center for the country of the index currency, on that LIBOR interest determination date, by three major banks in that financial center selected by the calculation agent: loans of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

  •
  If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

EURIBOR Notes

        If you purchase a EURIBOR note, your note will bear interest at a base rate equal to the interest rate for deposits in euros designated as "EURIBOR" and sponsored jointly by the European Banking Federation and ACI—the Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing that rate. In addition, the EURIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement. EURIBOR will be determined in the following manner:

  •
  EURIBOR will be the offered rate for deposits in euros having the index maturity specified in your pricing supplement, beginning on the second euro business day after the relevant EURIBOR interest determination date, as that rate appears on Telerate page 248 as of 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date.

  •
  If the rate described above does not appear on Telerate page 248, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal euro-zone office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the quotations.

  •
  If fewer than two quotations are provided as described above, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 A.M., Brussels time on that EURIBOR interest determination date, by three major banks in the euro-zone selected by the calculation agent: loans of euros having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

  •
  If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Treasury Rate Notes

        If you purchase a treasury rate note, your note will bear interest at a base rate equal to the treasury rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

        The treasury rate will be the rate for the auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in your pricing supplement, as that rate appears on Telerate page 56 or 57 under the heading "Investment Rate". If the treasury rate cannot be determined in this manner, the following procedures will apply.

  •
  If the rate described above does not appear on either page at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, the treasury rate will be the bond equivalent yield of the rate, for the relevant interest determination date, for the type of treasury bill described above, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Auction High".

  •
  If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the treasury rate will be the bond equivalent yield of the auction rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as announced by the U.S. Department of the Treasury.

  •
  If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market".

  •
  If the rate described in the prior paragraph does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Secondary Market".

  •
  If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City selected by the calculation agent.

  •
  If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMT Rate Notes

        If you purchase a CMT rate note, your note will bear interest at a base rate equal to the CMT rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

        The CMT rate will be the following rate displayed on the designated CMT Telerate page under the heading "... Treasury Constant Maturities .... Federal Reserve Board Release H.15 ... Mondays Approximately 3:45 P.M.", under the column for the designated CMT index maturity:

  •
  if the designated CMT Telerate page is Telerate page 7051, the rate for the relevant interest determination date; or

  •
  if the designated CMT Telerate page is Telerate page 7052, the weekly or monthly average, as specified in your pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

        If the CMT rate cannot be determined in this manner, the following procedures will apply.

  •
  If the applicable rate described above is not displayed on the relevant designated CMT Telerate page at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CMT rate will be the applicable treasury constant maturity rate described above—i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable—as published in H.15(519).

  •
  If the applicable rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

  •
  is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury; and

  •
  is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Telerate page and published in H.15(519).

  •
  If the rate described in the prior paragraph does not appear at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation—or, if there is equality, one of the highest—and the lowest quotation—or, if there is equality, one of the lowest. Treasury notes are direct, non-callable, fixed rate obligations of the U.S. government.

  •
  If the calculation agent is unable to obtain three quotations of the kind described in the prior paragraph, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation—or, if there is equality, one of the highest—and the lowest quotation—or, if there is equality, one of the lowest. If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity.

  •
  If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

  •
  If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CD Rate Notes

        If you purchase a CD rate note, your note will bear interest at a base rate equal to the CD rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

        The CD rate will be the rate, on the relevant interest determination date, for negotiable U.S. dollar certificates of deposit having the index maturity specified in your pricing supplement, as published in H.15(519) under the heading "CDs (Secondary Market)". If the CD rate cannot be determined in this manner, the following procedures will apply.

  •
  If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CD rate will be the rate, for the relevant interest determination date, described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "CDs (Secondary Market)".

  •
  If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the CD rate will be the arithmetic mean of the following secondary market offered rates for negotiable U.S. dollar certificates of deposit of major U.S. money center banks with a remaining maturity closest to the specified index maturity, and in a representative amount: the rates offered as of 10:00 A.M., New York City time, on the relevant interest determination date, by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City, as selected by the calculation agent.

  •
  If fewer than three dealers selected by the calculation agent are quoting as described above, the CD rate in effect for the new interest period will be the CD rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Federal Funds Rate Notes

        If you purchase a federal funds rate note, your note will bear interest at a base rate equal to the federal funds rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

        The federal funds rate will be the rate for U.S. dollar federal funds on the relevant interest determination date, as published in H.15 (519) under the heading "Federal Funds (Effective)", as that rate is displayed on Telerate page 120. If the federal funds rate cannot be determined in this manner, the following procedures will apply.

  •
  If the rate described above is not displayed on Telerate page 120 at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the federal funds rate, for the relevant interest determination date, will be the rate described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "Federal Funds (Effective)".

  •
  If the rate described above is not displayed on Telerate page 120 and does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the federal funds rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

  •
  If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

11th District Cost of Funds Rate Notes

        If you purchase an 11th district cost of funds rate note, your note will bear interest at a base rate equal to the 11th district cost of funds rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

        The 11th district cost of funds rate will be the rate equal to the monthly weighted average cost of funds for the calendar month immediately before the relevant 11th district interest determination date, as displayed on Telerate page 7058 under the heading "11th District" as of 11:00 A.M., San Francisco time, on that date. If the 11th district cost of funds rate cannot be determined in this manner, the following procedures will apply.

  •
  If the rate described above does not appear on Telerate page 7058 on the relevant 11th district interest determination date, then the 11th district cost of funds rate for that date will be the monthly weighted average cost of funds paid by institutions that are members of the Eleventh Federal Home Loan Bank District for the calendar month immediately before the relevant 11th district interest determination date, as most recently announced by the Federal Home Loan Bank of San Francisco as that cost of funds.

  •
  If the Federal Home Loan Bank of San Francisco fails to announce the cost of funds described in the prior paragraph on or before the relevant 11th district interest determination date, the 11th district cost of funds rate in effect for the new interest period will be the 11th district cost of funds rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Special Rate Calculation Terms

        In this subsection entitled "—Interest Rates", we use several terms that have special meanings relevant to calculating floating interest rates. We define these terms as follows:

        The term "bond equivalent yield" means a yield expressed as a percentage and calculated in accordance with the following formula:

D × N
bond equivalent yield	=		×	100
360 - (D × M)

        where

  •
  "D" means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

  •
  "N" means 365 or 366, as the case may be; and

  •
  "M" means the actual number of days in the applicable interest reset period.

        The term "business day" means, for any note, a day that meets all the following applicable requirements:

  •
  for all notes, is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in Salt Lake City, Utah, San Francisco, California and New York City generally are authorized or obligated by law or executive order to close;

  •
  if the note is a LIBOR note, is also a London business day;

  •
  if the note is a EURIBOR note or has a specified currency of euros, or is a LIBOR note for which the index currency is euros, is also a Euro business day; and

  •
  if the note is held through Euroclear, is also not a day on which banking institutions in Brussels, Belgium are generally authorized or obligated by law, regulation or executive order to close; and

  •
  if the note is held through Clearstream, Luxembourg, is also not a day on which banking institutions in Luxembourg are generally authorized or obligated by law, regulation or executive order to close.

        The term "designated CMT index maturity" means the index maturity for a CMT rate note and will be the original period to maturity of a U.S. treasury security—either 1, 2, 3, 5, 7, 10, 20 or 30 years—specified in the applicable pricing supplement. If no such original maturity period is so specified, the designated CMT index maturity will be 2 years.

        The term "designated CMT Telerate page" means the Telerate page specified in the applicable pricing supplement that displays treasury constant maturities as reported in H.15(519). If no Telerate page is so specified, then the applicable page will be Telerate page 7052. If Telerate page 7052 applies but the applicable pricing supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

        The term "euro business day" means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

        The term "euro-zone" means, at any time, the region comprised of the member states of the European Economic and Monetary Union that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992.

        The term "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15 (519)", or any successor publication, published by the Board of Governors of the Federal Reserve System.

        The term "H.15 daily update" means the daily update of H.15(519) available through the worldwide-web site of the Board of Governors of the Federal Reserve System, at http://www.federalreserve.gov/releases/ h15/update, or any successor site or publication.

        The term "index currency" means, with respect to a LIBOR note, the currency specified as such in the applicable pricing supplement. The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in the applicable pricing supplement.

        The term "index maturity" means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

        The term "London business day" means any day on which dealings in the relevant index currency are transacted in the London interbank market.

        The term "money market yield" means a yield expressed as a percentage and calculated in accordance with the following formula:

D × 360
money market yield	=		×	100
360 - (D × M)

        where

  •
  "D" means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

  •
  "M" means the actual number of days in the relevant interest reset period.

        The term "representative amount" means an amount that, in the calculation agent's judgment, is representative of a single transaction in the relevant market at the relevant time.

        The term "Reuters screen LIBOR page" means the display on the Reuters Monitor Money Rates Service, or any successor service, on the page designated as "LIBO" or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

        The term "Reuters screen US PRIME 1 page" means the display on the "US PRIME 1" page on the Reuters Monitor Money Rates Service, or any successor service, or any replacement page or pages on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

        The term "Telerate LIBOR page" means Telerate page 3750 or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

        The term "Telerate page" means the display on Bridge Telerate, Inc., or any successor service, on the page or pages specified in this prospectus supplement or the applicable pricing supplement, or any replacement page or pages on that service.

        If, when we use the terms designated CMT Telerate page, H.15(519), H.15 daily update, Reuters screen LIBOR page, Reuters screen US PRIME 1 page, Telerate LIBOR page or Telerate page, we refer to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

SUPPLEMENTAL PLAN OF DISTRIBUTION

        We and Zions Investment Securities, Inc., as the agent, have entered into a distribution agreement with respect to the notes. Subject to certain conditions, the agent has agreed to use its reasonable efforts to solicit purchases of the notes. We have the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agent may also reject any offer to purchase notes. We will pay the agent a commission on any notes sold through the agent. The commission will range from 0.1% to 0.5% of the principal amount of the notes, depending on the stated maturity of the notes.

        We may also sell notes to the agent who will purchase the notes as principal for its own account. In that case, the agent will purchase the notes at a price equal to the issue price specified in the applicable pricing supplement, less a discount. The discount will equal the applicable commission on an agency sale of notes with the same stated maturity.

        The agent may resell any notes it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount the agent received from us. If all the notes are not sold at the initial offering price, the agent may change the offering price and the other selling terms.

        We may also sell notes directly to investors. We will not pay commissions on notes we sell directly.

        The agent, whether acting as agent or principal, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act.

        If the agent sells notes to dealers who resell to investors and the agent pays the dealers all or part of the discount or commission it receives from us, those dealers may also be deemed to be "underwriters" within the meaning of the Securities Act of 1933.

        The purchase price of the notes will be required to be paid in immediately available funds in New York City.

        We may appoint agents, other than or in addition to Zions Investment Securities, Inc., with respect to the notes. Any other agents will be named in the applicable pricing supplements and those agents will enter into the distribution agreement referred to above. The other agents may be affiliates or customers of Zions Bancorporation and may engage in transactions with and perform services for Zions Bancorporation in the ordinary course of business. Zions Investment Securities, Inc. may resell notes to or through another of our affiliates, as selling agent.

        The notes are a new issue of securities, and there will be no established trading market for any note before its original issue date. We do not plan to list the notes on a securities exchange or quotation system. We have been advised by Zions Investment Securities, Inc. that it intends to make a market in the notes. However, neither Zions Investment Securities, Inc. nor any of our other affiliates nor any other agent named in your pricing supplement that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

        This prospectus supplement may be used by Zions Investment Securities, Inc. or any of our other affiliates in connection with offers and sales of the notes in market-making transactions. Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

        Unless Zions Bancorporation or an agent informs you in your confirmation of sale that your note is being purchased in its original offering and sale, you may assume that you are purchasing your note in a market-making transaction.

        The aggregate initial offering price specified on the cover of this prospectus supplement relates to the initial offering of new notes we may issue on and after the date of this prospectus supplement. This amount does not include notes that may be resold in market-making transactions. The latter include notes that we may issue going forward as well as notes we have previously issued.

        We describe market-making transactions and other matters relating to the distribution of the notes in the accompanying prospectus under "Plan of Distribution".

        In this prospectus supplement, the term "this offering" means the initial offering of the notes made in connection with their original issuance. This term does not refer to any subsequent resales of notes in market-making transactions.

VALIDITY OF THE NOTES

        In connection with the commencement of our medium-term note program, the validity of the notes was passed upon for Zions Bancorporation by Callister, Nebeker & McCullough, a Professional Corporation, Salt Lake City, Utah, and for the agents by Sullivan & Cromwell, Los Angeles, California. Sullivan & Cromwell will rely upon the opinion of Callister, Nebeker & McCullough as to matters of Utah law and Callister, Nebeker & McCullough will rely upon the opinion of Sullivan & Cromwell as to matters of New York law. The opinions of Callister, Nebeker & McCullough and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future action to be taken by Zions Bancorporation, its board of directors and the trustee in connection with the issuance and sale of any particular note, the specific terms of each note and other matters that may affect the validity of the notes but which could not be ascertained on the date of such opinions. Sullivan & Cromwell regularly performs legal services for Zions Bancorporation. Callister, Nebeker & McCullough regularly performs legal services for Zions Investment Securities, Inc.

Subject to Completion. Dated August 9, 2002

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

$625,000,000

Zions Bancorporation

Debt Securities

        Zions Bancorporation from time to time may offer to sell debt securities. The total amount of these debt securities will have an initial aggregate offering price of up to $625,000,000, although we may increase this amount in the future.

        Zions Bancorporation may offer and sell these debt securities to or through one or more underwriters, dealers and/or agents on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to these debt securities and the general manner in which they may be offered. The specific terms of any debt securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus.

        These debt securities will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated                        , 2002.

About this prospectus	2
Where you can find more information	3
Disclosure regarding forward-looking statements	4
Zions Bancorporation	5
Selected historical consolidated financial data	5
Use of proceeds	7
Regulatory considerations	9
Ratio of earnings to fixed charges	10
Description of debt securities we may offer	11
Legal ownership and book-entry issuance	32
Securities issued in bearer form	37
Considerations relating to indexed securities	41
Plan of distribution	43
Employee Retirement Income Security Act	46
Validity of the debt securities	46
Experts	47

i

ABOUT THIS PROSPECTUS

        This document is called a "prospectus", and it provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement containing specific information about the terms of the debt securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those debt securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplements, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where you can find more information".

        Zions Bancorporation, a Utah corporation, also referred to in this document as Zions, and Zions Capital Trust B, Zions Capital Trust C and Zions Capital Trust D, each a statutory business trust created under the laws of the State of Delaware, have filed a registration statement with the SEC using a shelf registration or continuous offering process. Under this shelf process, Zions may offer and sell any combination of the debt securities described in this prospectus, in one or more offerings, up to a total dollar amount of $625,000,000.

        Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the debt securities offered under this prospectus. The registration statement can be read at the SEC's web site or at the SEC's offices. The SEC's web site and street addresses are provided under the heading "Where you can find more information".

        When acquiring securities, you should rely only on the information provided in this prospectus and in the related prospectus supplement, including any information incorporated by reference. No one is authorized to provide you with different information. We are not offering the debt securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete for any date other than the date indicated on the cover page of these documents.

        Zions may sell debt securities to underwriters who will in turn sell the securities to the public on terms fixed at the time of sale. In addition, the debt securities may be sold by Zions directly or through dealers or agents designated from time to time, which agents may be our affiliates. If Zions, directly or through agents, solicits offers to purchase the debt securities, Zions reserves the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

        A prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters and the net proceeds to Zions. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933.

        One or more of our subsidiaries, including Zions Investment Securities, Inc., may buy and sell any of the debt securities after the debt securities are issued as part of their business as a broker-dealer. Those subsidiaries may use this prospectus and the related prospectus supplement in those transactions. Any sale by a subsidiary will be made at the prevailing market price at the time of sale.

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "we", "us", "our" or similar references mean Zions and its subsidiaries.

        Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC's web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

        The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

  •
  Annual Report on Form 10-K for the year ended December 31, 2001.

  •
  Quarterly Report on Form 10-Q for the period ended March 31, 2002.

  •
  Current Reports on Form 8-K filed April 23, 2002, July 23, 2002 and August 6, 2002.

        You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

  Investor Relations
  Zions Bancorporation
  One South Main Street
  Salt Lake City, Utah 84111
  (801) 524-4787

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including information incorporated by reference, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those discussed in the statements. You should carefully consider those risks and uncertainties in reading this prospectus. Factors that could cause or contribute to those differences include, but are not limited to:

  •
  changes in political and economic conditions, including the economic effects of the September 11, 2001 terrorist attacks against the United States and related events;

  •
  the continuing impact on the global economy of the September 11, 2001 terrorist attacks;

  •
  competitive product and pricing pressures within our markets;

  •
  equity and fixed-income market fluctuations;

  •
  inflation and deflation;

  •
  acquisitions and integrations of acquired businesses;

  •
  technological changes;

  •
  changes in law;

  •
  changes in fiscal, monetary, regulatory, trade and tax policies and laws;

  •
  monetary fluctuations;

  •
  success in gaining regulatory approvals when required;

  •
  success in the timely development of new products and services;

  •
  interest rate fluctuations; and

  •
  consumer spending and savings habits.

        These forward-looking statements are generally accompanied by words such as "project", "believe", "anticipate", "plan", "expect", "estimate", "intend", "should", "would", "could" or "may", or other words that convey uncertainty of future events or outcome. Although we believe that these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. We do not undertake any obligation to update any forward-looking statements.

ZIONS BANCORPORATION

        Zions, headquartered in Salt Lake City, Utah, is the largest financial holding company headquartered in the Rocky Mountain region. Zions has grown rapidly over the last seven years through continued penetration of existing markets and through the acquisition of profitable community banks in high economic growth markets. As of March 31, 2002, we had total assets of $24.8 billion, total deposits of $18.0 billion and total shareholders' equity of $2.3 billion. Through our banking subsidiaries, we operated 408 branches in the states of Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington as of March 31, 2002.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data for the five-year period ended December 31, 2001 and the three-month periods ended March 31, 2002 and March 31, 2001 are derived from and qualified by reference to our consolidated financial statements. You should read this data in conjunction with the financial statements, related notes and other financial information included or incorporated by reference in this prospectus. See "Where you can find more information" in this prospectus. Income for prior periods and all related ratios have been adjusted for the add back of goodwill amortization under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Amounts for the three months ended March 31, 2002 have been restated for impairments in the carrying value of our investments in certain e-commerce subsidiaries, measured as of January 1, 2002. This restatement resulted from the completion during the three months ended June 30, 2002 of the required impairment tests of goodwill as provided under SFAS No. 142 which became effective for us beginning January 1, 2002.

	Year Ended December 31,					Three Months Ended March 31,
	1997	1998	1999	2000	2001	2001	2002(5)
	(dollars in millions, except per share data)
Consolidated Statement of Income Data:
Interest income	$717.0	$1,032.8	$1,359.3	$1,626.2	$1,592.0	$406.9	$365.0
Interest expense	347.4	458.9	617.8	822.8	642.2	191.1	108.8
Net interest income	369.6	573.9	741.5	803.4	949.8	215.8	256.2
Provision for loan losses	5.9	14.0	18.0	31.8	73.2	12.8	18.1
Net interest income after provision for loan losses	363.7	559.9	723.5	771.6	876.6	203.0	238.1
Noninterest income	148.5	210.5	266.8	192.6	419.4	111.9	95.8
Noninterest expense	313.1	557.0	681.8	721.3	855.8	203.5	212.4
Income before income taxes	199.1	213.4	308.5	242.9	440.2	111.4	121.5
Income taxes	67.7	69.6	109.5	79.7	157.8	41.1	42.0
Income before minority interest and cumulative effect of change in accounting principle	131.4	143.8	199.0	163.2	282.4	70.3	79.5
Minority Interest	—	0.4	4.9	1.5	-7.8	-1.6	-.1
Income before cumulative effect of change in accounting principle	131.4	143.4	194.1	161.7	290.2	71.9	79.6
Cumulative effect of change in accounting principle(1)	—	—	—	—	-7.2	-7.2	-32.3
Net income	$131.4	$143.4	$194.1	$161.7	$283.0	$64.7	$47.3
Income before cumulative effect, as adjusted(2)	136.6	163.3	218.5	187.7	323.3	79.0	79.6
Net income, as adjusted(2)	136.6	163.3	218.5	187.7	316.1	71.8	47.3
Operating cash earnings(3)	138.5	194.5	243.0	281.7	337.7	82.0	83.5
Income before cumulative effect per common share (diluted)	$1.92	$1.75	$2.26	$1.86	$3.15	$0.80	$0.86
Net income per common share (diluted)	1.92	1.75	2.26	1.86	3.07	0.72	0.51
Income before cumulative effect per common share (diluted), as adjusted(2)	2.00	1.99	2.55	2.15	3.51	0.88	.86
Net income per common share (diluted), as adjusted(2)	2.00	1.99	2.55	2.15	3.43	0.80	.51
Operating cash earnings per common share (diluted)(3)	2.03	2.37	2.84	3.23	3.66	0.92	.90
Weighted-average common and common-equivalent shares outstanding during the period (in thousands)	68,258	81,918	85,695	87,120	92,174	89,495	92,814

Consolidated Balance Sheet Data (at period end):
Loans(4)	$5,463	$11,219	$12,791	$14,378	$17,311	$15,487	$17,854
Total assets	10,794	18,050	20,281	21,939	24,304	23,548	24,805
Deposits	7,830	14,221	14,062	15,070	17,842	16,845	18,000
Total shareholders' equity	857	1,453	1,660	1,779	2,281	2,116	2,283
Other Data:
Return on average assets(2)	1.41%	1.13%	1.10%	0.86%	1.33%	1.32%	0.75%
Operating cash return on average assets(3)	1.45	1.41	1.26	1.34	1.47	1.55	1.36
Return on average common equity(2)	20.18	12.51	13.98	11.20	14.83	15.46	8.44
Operating cash return on average common equity(3)	25.42	26.58	26.79	27.43	25.44	26.67	23.70
Efficiency ratio(2)	58.34	67.58	64.16	62.57	59.16	59.04	59.48
Operating cash efficiency ratio(3)	57.81	61.30	60.31	57.44	57.40	57.51	58.02
Net interest margin	4.29	4.56	4.31	4.27	4.64	4.59	4.70
Nonperforming assets to net loans and leases and nonperforming assets	0.31	0.58	0.58	0.49	0.69	0.53	0.73
Allowance for loan losses to nonperforming loans	655.59	354.94	310.87	320.69	236.65	301.83	224.46
Allowance for loan losses to net loans and leases	1.62	1.89	1.60	1.36	1.50	1.43	1.48
Tier 1 leverage	6.92	5.91	6.16	6.38	6.56	7.33	6.56
Tier 1 risk-based capital	11.96	8.40	8.64	8.53	8.25	9.05	8.31
Total risk-based capital	13.85	11.34	11.29	10.83	12.20	11.31	12.22
Total branches	241	345	362	373	412	402	408

(1)
For the three months ended March 31, 2001 and the year ended December 31, 2001, the cumulative effect adjustment relates to the adoption of SFAS No. 133, net of income tax benefit of $4.5 million. For the three months ended March 31, 2002, the cumulative effect adjustment relates to impairment in carrying value of our investments in certain e-commerce subsidiaries, measured as of January 1, 2002, net of income tax benefit of $2.7 million, associated with the adoption of SFAS No. 142.

(2)
Adjusted according to SFAS No. 142 for the add back of goodwill amortization, net of income tax benefit.

(3)
Before amortization of goodwill and core deposit intangible assets and merger expenses, the impairment loss on First Security Corporation common stock and the cumulative effect of adoption of SFAS No. 133 and SFAS No. 142.

(4)
Net of unearned income and fees, net of related costs.

(5)
Restatement for adoption of SFAS No. 142.

        SFAS No. 142 became effective for us beginning January 1, 2002. Under this statement, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, but are subject to specified annual impairment tests. Other intangible assets are amortized over their useful lives. The following table presents transitional disclosures required by SFAS No. 142. The purpose of these transitional disclosures is to reconcile prior period amounts of income before cumulative effect and net income to their respective adjusted amounts for the add back of goodwill amortization.

Earnings

	Year Ended December 31,					Three Months Ended March 31,
	1997	1998	1999	2000	2001	2001	2002(1)
	(dollars in millions, except per share data)
Income before cumulative effect of change in accounting principle	$131.4	$143.4	$194.1	$161.7	$290.2	$71.9	$79.6
Addback of goodwill amortization, net of income tax benefit	5.2	19.9	24.4	26.0	33.1	7.1	—

Income before cumulative effect, as adjusted	$136.6	$163.3	$218.5	$187.7	$323.3	$79.0	$79.6

Net income	$131.4	$143.4	$194.1	$161.7	$283.0	$64.7	$47.3
Add back of goodwill amortization, net of income tax benefit	5.2	19.9	24.4	26.0	33.1	7.1	—

Net income, as adjusted	$136.6	$163.3	$218.5	$187.7	$316.1	$71.8	$47.3

(1)
Restatement for adoption of SFAS No. 142.

Earnings Per Share (Diluted)

	Year Ended December 31,					Three Months Ended March 31,
	1997	1998	1999	2000	2001	2001	2002(1)
	(dollars in millions, except per share data)
Income before cumulative effect of change in accounting principle	$1.92	$1.75	$2.26	$1.86	$3.15	$0.80	$0.86
Addback of goodwill amortization, net of income tax benefit	0.08	0.24	0.29	0.29	0.36	0.08	—

Income before cumulative effect, as adjusted	$2.00	$1.99	$2.55	$2.15	$3.51	$0.88	$0.86

Net income	$1.92	$1.75	$2.26	$1.86	$3.07	$0.72	$0.51
Add back of goodwill amortization, net of income tax benefit	0.08	0.24	0.29	0.29	0.36	0.08	—

Net income, as adjusted	$2.00	$1.99	$2.55	$2.15	$3.43	$0.80	$0.51

(1)
Restatement for adoption of SFAS No. 142.

USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement for any offering of debt securities, the net proceeds we receive from the sale of these debt securities will be used for general corporate purposes, which may include:

  •
  funding investments in, or extensions of credit to, our subsidiaries;

  •
  funding investments in non affiliates;

  •
  reducing or refinancing debt;

  •
  redeeming outstanding securities;

  •
  financing possible acquisitions; and

  •
  working capital.

        Pending such use, we may temporarily invest net proceeds. We do not have any present plans, and are not engaged in any negotiations, for the use of any such proceeds in any future acquisition. We will disclose any proposal to use the net proceeds from any offering of debt securities in connection with an acquisition in the prospectus supplement relating to such offering.

REGULATORY CONSIDERATIONS

        As a financial holding company and a bank holding company under the Bank Holding Company Act, the Board of Governors of the Federal Reserve System, referred to in this document as the Federal Reserve Board, regulates, supervises and examines Zions. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to Zions, please refer to Zions' annual report on Form 10-K for the fiscal year ended December 31, 2001 and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, Zions' earnings are affected by actions of the Federal Reserve Board, the Office of Comptroller of the Currency, which regulates some of our banking subsidiaries, the Federal Deposit Insurance Corporation, which regulates some of our banking subsidiaries and which insures the deposits of our banking subsidiaries within certain limits, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business.

        Zions' earnings are also affected by general economic conditions, our management policies and legislative action.

        In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on Zions' business.

        Depository institutions, like Zions' bank subsidiaries, are also affected by various federal laws, including those relating to consumer protection and similar matters. Zions also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve Board, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Zions' non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

        Zions is a legal entity separate and distinct from Zions' banking subsidiaries. However, Zions' principal source of cash revenues is payments of interest and dividends from these banking subsidiaries. There are various legal and regulatory limitations on the extent to which these banking subsidiaries can finance or otherwise supply funds to Zions and its other affiliates.

        For Zions' national bank subsidiaries, the prior approval of the Comptroller of the Currency is required if the total of all dividends declared in any calendar year exceeds its net earnings for that year combined with its retained net earnings less dividends paid for the preceding two calendar years. Additionally, these banking subsidiaries may not declare dividends in excess of net profits on hand, after deducting the amount by which the principal amount of all loans on which interest is past due for a period of six months or more exceeds the reserve for credit losses. Under the first and currently more restrictive of the federal dividend limitations, Zions' national bank subsidiaries, which include Zions First National Bank, National Bank of Arizona, Vectra Bank Colorado and The Commerce Bank of Washington, had approximately $104.2 million available for the payment of dividends as of March 31, 2002. The payment of dividends is also limited by minimum capital requirements imposed on banks. Zions' banking subsidiaries currently exceed these minimum requirements. The ability of a state chartered bank to pay dividends is subject to restrictions imposed by banking regulations under state law similar to restrictions described above. Under their respective regulatory frameworks, Zions' state chartered bank subsidiaries, Nevada State Bank and California Bank & Trust, had $0 available and approximately $86.9 million available, respectively, for the payment of dividends as of March 31, 2002 without the approval of their respective state regulatory bodies. Zions' bank subsidiaries declared dividends to Zions of approximately $32.0 million during the first quarter of 2002, $254.4 million in 2001, $163.0 million in 2000 and $109.9 million in 1999.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth certain information regarding our consolidated ratios of earnings to fixed charges. Fixed charges represent interest expense, a portion of rent expense representative of interest, trust-preferred securities expense and amortization of debt issuance costs.

	Year Ended December 31,					Three Months Ended March 31,
	1997	1998	1999	2000(1)	2001	2001	2002
Consolidated Ratios of Earnings to Fixed Charges
Excluding interest on deposits	2.55	3.05	2.80	2.41	3.41	2.90	4.11
Including interest on deposits	1.58	1.50	1.53	1.49	1.72	1.61	2.08

(1)
For the year ended December 31, 2000, earnings used in the calculation of the ratios excludes the impairment loss on First Security Corporation common stock of $96.9 million and merger-related expenses of $41.5 million, mainly related to the terminated First Security Corporation merger. If these items are included in earnings for 2000, the ratio of earnings to fixed charges would be 1.93 excluding interest on deposits and 1.32 including interest on deposits.

  For purposes of computing the consolidated ratios of earnings to fixed charges:

  •
  earnings represent net income, as adjusted for the addback of goodwill amortization under FASB Statement No. 142, before extraordinary items plus applicable income taxes and fixed charges;

  •
  fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases; and

  •
  fixed charges, including interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

        Please note that in this section entitled "Description of Debt Securities We May Offer", references to Zions Bancorporation, "we", "our" and "us" refer only to Zions Bancorporation and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositories. Owners of beneficial interests in the debt securities should also read the section entitled "Legal Ownership and Book-Entry Issuance".

        The following description summarizes the material provisions of the senior debt indenture, the subordinated debt indenture and the debt securities to be issued under these indentures. This description is not complete and is subject to, and is qualified in its entirety by reference to, the applicable indenture under which the debt securities are issued and the Trust Indenture Act. The specific terms of any series of debt securities will be described in the applicable prospectus supplement, and may differ from the general description of the terms presented below. Forms of the senior debt indenture and the subordinated debt indenture have been filed as exhibits to our SEC registration statement. Whenever particular defined terms of the senior debt indenture or the subordinated debt indenture, each as supplemented or amended from time to time, are referred to in this prospectus or a prospectus supplement, those defined terms are incorporated in this prospectus or such prospectus supplement by reference.

Debt Securities May Be Senior or Subordinated

        We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any property or assets of Zions or its subsidiaries. Thus, by owning a debt security, you are one of our unsecured creditors.

        The senior debt securities and, in the case of senior debt securities in bearer form, any coupons to these securities, will constitute part of our senior indebtedness, will be issued under the senior debt indenture and will rank on a parity with all of our other unsecured and unsubordinated debt.

        The debt securities will be structurally subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. This occurs because any right of Zions to receive any assets of our subsidiaries upon their liquidation or reorganization, and thus the right of the holders of the debt securities to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors.

        The subordinated debt securities and, in the case of subordinated debt securities in bearer form, any coupons to these securities, will constitute part of our subordinated debt, will be issued under the subordinated debt indenture and will be subordinate and junior in right of payment to all of our "senior indebtedness", as defined below under "—Subordination Provisions", in the subordinated debt indenture. The subordinated debt securities are also effectively subordinated to all existing and future debt and all other liabilities of Zions' subsidiaries and, upon the occurrence of certain events of insolvency, are effectively subordinated to the prior payment in full of Zions' general obligations owed to creditors of the Company. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior indebtedness.

        When we use the terms "debt security" or "debt securities" in this description, we mean either the senior debt securities or the subordinated debt securities.

The Senior Debt Indenture and the Subordinated Debt Indenture

        The senior debt securities and the subordinated debt securities are each governed by a document called an indenture—the senior debt indenture, in the case of the senior debt securities and the subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between us and J.P. Morgan Trust Company, National Association, which will initially act as trustee. The indentures are substantially identical, except for our covenants described under "—Restriction on Sale or Issuance of Capital Stock of Major Constituent Banks", which are included only in the senior debt indenture, the provisions relating to subordination, which are included only in the subordinated debt indenture, and the provisions relating to defaults and events of default.

        The trustee under each indenture has two main roles:

  •
  first, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under "—Events of Default and Defaults."

  •
  second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

See "—Our Relationship with the Trustee" below for more information about the trustee.

        When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

We May Issue Many Series of Debt Securities

        We may issue as many distinct series of debt securities under either indenture as we wish. This section summarizes terms of the securities that apply generally to all series. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to "reopen" a previous issue of a series of debt securities and issue additional debt securities of that series. Most of the financial and other specific terms of your series, whether it be a series of the senior debt securities or subordinated debt securities, are described in the prospectus supplement to be attached to the front of this prospectus. Those terms may vary from the terms described here.

        As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. The statements we make in this section may not apply to your debt security.

        When we refer to a series of debt securities, we mean a series issued under the applicable indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase.

Amounts That We May Issue

        Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We have authorized the issuance of senior and subordinated debt securities in such amounts as will not result in the senior and subordinated debt securities having an aggregate principal amount outstanding at any one time greater than $625 million, at least initially.

        As of the date of this prospectus, there are no outstanding debt securities under either indenture. We may, however, issue debt securities, as well as increase the total authorized amount, at any time without your consent and without notifying you. Any debt securities owned by us or any of our affiliates are not deemed to be outstanding.

        The indentures and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the debt securities, except as described under "—Restriction on Sale or Issuance of Capital Stock of Major Constituent Banks" below.

Principal Amount, Stated Maturity and Maturity

        The principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

        The term "stated maturity" with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after an event of default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal.

        We also use the terms "stated maturity" and "maturity" to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the "stated maturity" of that installment. When we refer to the "stated maturity" or the "maturity" of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

We Are a Holding Company

        Because Zions is a holding company and a legal entity separate and distinct from its subsidiaries, Zions' rights to participate in any distribution of assets of any subsidiary upon its liquidation, reorganization or otherwise, and the holders of debt securities' ability to benefit indirectly from such distribution, would be subject to prior creditor's claims, except to the extent that Zions itself may be a creditor of that subsidiary with recognized claims. Claims on Zions' subsidiary banks by creditors other than Zions include long-term debt and substantial obligations with respect to deposit liabilities and federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations. The indentures do not contain any covenants designed to afford holders of debt securities protection in the event of a highly leveraged transaction involving Zions.

Governing Law

        The indentures and the debt securities will be governed by New York law.

Currency of Debt Securities

        Amounts that become due and payable on your debt security will be payable in U.S. dollars. You will have to pay for your debt securities by delivering the requisite amount for the principal to Zions Investment Securities, Inc. or another underwriter or dealer that we name in your prospectus supplement, unless other arrangements have been made between you and us or you and that dealer.

Types of Debt Securities

        We may issue any of the following three types of senior debt securities or subordinated debt securities:

Fixed Rate Debt Securities

        A debt security of this type will bear interest at a fixed rate described in the applicable prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are instead issued at a price lower than the principal amount.

        Each fixed rate debt security, except any zero coupon debt security, will bear interest from its original issue date or from the most recent date to which interest on the debt security has been paid or made available for payment. Interest will accrue on the principal of a fixed rate debt security at the fixed yearly rate stated in the applicable prospectus supplement, until the principal is paid or made available for payment. Each payment of interest due on an interest payment date or the date of maturity will include interest accrued from and including the last date to which interest has been paid, or made available for payment, or from the issue date if none has been paid, or made available for payment, to but excluding the interest payment date or the date of maturity. We will compute interest on fixed rate debt securities on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at maturity as described below under "—Payment Mechanics for Debt Securities in Registered Form".

Floating Rate Debt Securities

        A debt security of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. If your debt security is a floating rate debt security, the formula and any adjustments that apply to the interest rate will be specified in your prospectus supplement.

        Each floating rate debt security will bear interest from its original issue date or from the most recent date to which interest on the debt security has been paid or made available for payment. Interest will accrue on the principal of a floating rate debt security at the yearly rate determined according to the interest rate formula stated in the applicable prospectus supplement, until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as described below under "—Payment Mechanics for Debt Securities in Registered Form".

        Calculation of Interest.    Calculations relating to floating rate debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. That institution may include any affiliate of ours, such as Zions Investment Securities, Inc. The prospectus supplement for a particular floating rate debt security will name the institution that we have appointed to act as the calculation agent for that debt security as of its original issue date. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change.

        For each floating rate debt security, the calculation agent will determine, on the corresponding interest calculation or determination date, as described in the applicable prospectus supplement, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period—i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face amount of the floating rate debt security by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360 or by the actual number of days in the year, as specified in the applicable prospectus supplement.

        Upon the request of the holder of any floating rate debt security, the calculation agent will provide for that debt security the interest rate then in effect—and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

        All percentages resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to a floating rate debt security will be rounded upward or downward, as appropriate, to the nearest cent, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

        In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the applicable prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates, and they may include affiliates of Zions Bancorporation.

Indexed Debt Securities

        A debt security of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to

  •
  securities of one or more issuers;

  •
  one or more currencies;

  •
  one or more commodities;

  •
  any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and/or

  •
  one or more indices or baskets of the items described above.

        If you are a holder of an indexed debt security, you may receive a principal amount at maturity that is greater than or less than the face amount of your debt security depending upon the value of the applicable index at maturity. The value of the applicable index will fluctuate over time.

        An indexed debt security may provide either for cash settlement or for physical settlement by delivery of the underlying property or another property of the type listed above. An indexed debt security may also provide that the form of settlement may be determined at our option or at the holder's option. Some indexed debt securities may be exchangeable, at our option or the holder's option, for securities of an issuer other than Zions.

        If you purchase an indexed debt security, your prospectus supplement will include information about the relevant index, about how amounts that are to become payable will be determined by reference to the price or value of that index and about the terms on which the security may be settled physically or in cash. The prospectus supplement will also identify the calculation agent that will calculate the amounts payable with respect to the indexed debt security and may exercise significant discretion in doing so. The calculation agent may be Zions Investment Securities, Inc. or another of our affiliates. See "Considerations Relating to Indexed Securities" for more information about risks of investing in debt securities of this type.

        Original Issue Discount Debt Securities.    A fixed rate debt security, a floating rate debt security or an indexed debt security may be an original issue discount debt security. A debt security of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. A debt security issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount debt security, regardless of the amount payable upon redemption or acceleration of maturity. A description of the U.S. federal income tax consequences of owning an original issue discount debt security will be set forth in any applicable prospectus supplement.

Form of Debt Securities

        We will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities under "Legal Ownership and Book-Entry Issuance".

        In addition, we will issue each debt security in registered form, without coupons, unless the conditions for issuance of bearer securities described under "Securities Issued in Bearer Form" are met and we choose to issue the debt security in bearer form. We describe bearer securities under "Securities Issued in Bearer Form". As we note in that section, some of the features that we describe in this section entitled "Description of Debt Securities We May Offer" may not apply to bearer securities.

Information in the Prospectus Supplement

        Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

  •
  whether it is a senior debt security or a subordinated debt security;

  •
  any limit on the total principal amount of the debt securities of the same series;

  •
  the stated maturity;

  •
  the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

  •
  whether your debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security and also whether it is an original issue discount debt security;

  •
  if your debt security is a fixed rate debt security, the yearly rate at which your debt security will bear interest, if any, and the interest payment dates;

  •
  if your debt security is a floating rate debt security, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; and the calculation agent;

  •
  if your debt security is an original issue discount debt security, the yield to maturity;

  •
  if your debt security is an indexed debt security, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which your debt security will be exchangeable for or payable in cash, securities or other property;

  •
  whether your debt security may be redeemed at our option or repaid at the holder's option before the stated maturity and, if so, other relevant terms such as the redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

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  the authorized denominations, if other than $1,000 and integral multiples of $1,000;

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  whether we will issue or make available your debt security in non-book-entry form;

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  whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts;

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  whether the debt securities will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms;

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  the names and duties of any co-trustees, depositories, authenticating agents, paying agents, transfer agents or registrars for the series of debt securities; and

  •
  any other terms of your debt security that are consistent with the provisions of the applicable indenture, which other terms could be different from those described in this prospectus.

        Your prospectus supplement will summarize specific financial and other terms of your debt security, while this prospectus describes terms that apply generally to all the debt securities. Consequently, the terms described in your prospectus supplement will supplement those described in this prospectus and, if the terms described there are inconsistent with those described here, the terms described there will be controlling. The terms used in your prospectus supplement have the meanings described in this prospectus, unless otherwise specified.

        Market-Making Transactions.    If you purchase your debt security in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which Zions Investment Securities, Inc. or another of our affiliates resells a debt security that it has previously acquired from another holder. A market-making transaction in a particular debt security occurs after the original issuance and sale of the debt security.

Redemption and Repayment

        Unless otherwise indicated in your prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity unless your prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless your prospectus supplement specifies one or more repayment dates.

        If your prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your debt security. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

        If your prospectus supplement specifies a redemption commencement date, your debt security will be redeemable at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

        If your prospectus supplement specifies a repayment date, your debt security will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

        If we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described below in "—Notices".

        If a debt security represented by a global debt security is subject to repayment at the holder's option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect owners who own beneficial interests in the global debt security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

        Street name and other indirect owners should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

        We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

        We are generally permitted to merge or consolidate with another corporation or other entity. We are also permitted to sell our assets substantially as an entirety to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all of the following conditions are met:

  •
  if the successor entity is not Zions, the person formed by the consolidation or into or with which Zions merges or the person to which Zions' properties and assets are conveyed, transferred or leased must be an entity organized and existing under the laws of the United States, any state or the District of Columbia and must expressly assume the due and punctual payment of the principal of, any premium, and interest on the debt securities of that series and the performance of Zions' other covenants under the relevant indenture;

  •
  immediately after giving effect to that transaction, no default or event of default under the debt securities of that series, and no event which, after notice or lapse of time or both, would become a default or an event of default under the debt securities of that series, has occurred and is continuing; and

  •
  an officer's certificate and legal opinion relating to these conditions must be delivered to the trustee.

        If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of Zions but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

        Also, if we merge, consolidate or sell our assets substantially as an entirety and the successor is a non-U.S. entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences relating to your debt securities.

Subordination Provisions

        The subordinated debt securities are subordinated in right of payment to the prior payment in full of all of Zions' senior indebtedness. This means that, in certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of Zions' senior indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on their debt securities before the holders of the subordinated debt securities will be entitled to receive any amounts under the subordinated debt securities. These circumstances include when we make a payment or distribute assets to creditors upon any liquidation, dissolution, winding up or reorganization of Zions.

        These subordination provisions mean that if Zions is insolvent, a direct holder of Zions' senior indebtedness may ultimately receive out of Zions' assets more than a direct holder of the same amount of subordinated debt securities, and a creditor of Zions' that is owed a specific amount may ultimately receive more than a direct holder of the same amount of subordinated debt securities. The subordinated debt indenture does not limit our ability to incur senior indebtedness or general obligations, including indebtedness ranking pari passu with the subordinated debt securities.

        The subordinated debt indenture provides that, unless all principal of and any premium or interest on senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

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  in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar proceedings or events involving us or our assets;

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  (a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior indebtedness beyond any applicable grace period or (b) in the event that any judicial proceeding is pending with respect to any such default; or

  •
  in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

        If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, and if this fact is made known to the trustee or holders at or prior to the time of such payment or distribution, then the trustee or the holders will have to repay that money to us.

        Further, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar proceedings or events involving us or our assets, any creditors in respect of general obligations, which we define below, will be entitled to receive payment in full of all amounts due or to become due on or in respect of such general obligations after payment in full to the holders of senior indebtedness, before any amount is made available for payment or distribution to the holders of any subordinated debt security. However, upon the occurrence of a termination event, which we define below, such subordination to the creditors in respect of general obligations will become null and void and have no further effect.

        Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

        The subordinated debt indenture allows the holders of senior indebtedness to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

        The subordinated debt indenture defines "senior indebtedness" as:

  1.
  the principal of, and premium, if any, and interest in respect of Zions' indebtedness for purchased or borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar instruments issued by Zions;

  2.
  all capital lease obligations of Zions;

  3.
  all obligations of Zions issued or assumed as the deferred purchase price of property, all conditional sale obligations of Zions and all obligations of Zions under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

  4.
  all obligations of Zions in respect of any letters of credit, bankers acceptance, security purchase facilities and similar credit transactions;

  5.
  all obligations of Zions in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

  6.
  all obligations of the type referred to in clauses (1) through (5) of other persons for the payment of which Zions is responsible or liable as obligor, guarantor or otherwise;

  7.
  all obligations of the type referred to in clauses (1) through (6) of other persons secured by any lien on any property or asset of Zions whether or not such obligation is assumed by Zions; and

  8.
  any deferrals, renewals or extensions of any such senior indebtedness.

However, "senior indebtedness" does not include:

  1.
  the subordinated debt securities;

  2.
  any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the subordinated debt securities, including Zions' 8 5/8% Subordinated Notes due October 15, 2002, Zions' Floating Rate Subordinated Notes due November 24, 2005, Zions' Floating Rate Subordinated Notes due June 15, 2008, Zions' Fixed/Floating Rate Subordinated Notes due October 15, 2011, Zions Financial Corp.'s Fixed/Floating Rate Guaranteed Notes due May 15, 2011, Zions Institutional Capital Trust A's 8.536% Capital Securities due December 15, 2026, GB Capital Trust's 10.25% Capital Securities due January 15, 2027 and CSBI Capital Trust's 11.75% Capital Securities due June 6, 2027; and

  3.
  any indebtedness between or among Zions and its affiliates, including all other debt securities and guarantees in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with Zions which is a financing vehicle of Zions in connection with the issuance by such financing vehicle of capital securities or other securities guaranteed by Zions pursuant to an instrument that ranks on an equal basis with or junior in respect of payment to the subordinated debt securities.

        As of March 31, 2002, the aggregate amount of Zions' outstanding senior indebtedness and general obligations was approximately $361.4 million, the aggregate amount of Zions' outstanding subordinated debt was approximately $359.9 million and the aggregate amount of debt and other liabilities of Zions' subsidiaries was approximately $21.7 billion.

        The subordinated debt indenture defines "general obligations" as all obligations of Zions to make payment on account of claims of general creditors, other than:

  •
  obligations on account of senior indebtedness; and

  •
  obligations on account of the subordinated debt securities and indebtedness for money borrowed ranking pari passu with or junior to the subordinated debt securities.

However, if the Board of Governors of the Federal Reserve System, or other federal banking supervisor that is at the time of determination Zions' primary federal banking supervisor, promulgates any rule or issues any interpretation defining or describing the term "general creditor" or "general creditors" or "senior indebtedness" for purposes of its criteria for the inclusion of subordinated debt of a bank holding company in capital, or otherwise defining or describing the obligations to which subordinated debt of a bank holding company must be subordinated to be included in capital, to include any obligations not included in the definition of "senior indebtedness" as described above, then the term "general obligations" will mean such obligations as defined or described in the first such rule or interpretation, other than obligations described immediately above in bullet points.

        "Termination event" means the promulgation of any rule or regulation or the issuance of any interpretation of the Board of Governors of the Federal Reserve System, or other federal banking supervisor that is at the time of determination Zions' primary federal banking supervisor, that:

  •
  defines or describes the terms "general creditor" or "general creditors" or "senior indebtedness" for purposes of its criteria for the inclusion of subordinated debt of a bank holding company in capital, or otherwise defines or describes the obligations to which subordinated debt of a bank holding company must be subordinated for the debt to be included in capital, to include no obligations other than those covered by the definition of "senior indebtedness" without regard to any other obligations of Zions;

  •
  permits Zions to include the subordinated debt securities in its capital if they were subordinated in right of payment to the senior indebtedness without regard to any other obligations of Zions;

  •
  otherwise eliminates the requirement that subordinated debt of a bank holding company and its subsidiaries must be subordinated in right of payment to the claims of its general creditors in order to be included in capital; or

  •
  causes the subordinated debt securities to be excluded from capital notwithstanding the provisions of the subordinated debt indenture;

or any event that results in Zions not being subject to capital requirements under the rules, regulations or interpretations of the Board of Governors of the Federal Reserve System or other federal banking supervisor.

Restriction on Sale or Issuance of Capital Stock of Major Constituent Banks

        With respect to the senior debt securities, Zions has agreed that it will not, and will not permit any subsidiary to, sell, assign, pledge, transfer, or otherwise dispose of, any shares of capital stock, or any securities convertible into shares of capital stock, of any major constituent bank, which we define below, or any subsidiary owning, directly or indirectly, any shares of capital stock of any major constituent bank. In addition, with respect to the senior debt securities, Zions has agreed that it will not permit any major constituent bank or any subsidiary owning, directly or indirectly, any shares of capital stock of a major constituent bank to issue any shares of its capital stock or any securities convertible into shares of its capital stock, except for sales, assignments, transfers or other dispositions which:

  •
  are for the purpose of qualifying a person to serve as a director; or

  •
  are for fair market value, as determined by Zions' board, and, after giving effect to those dispositions and to any potential dilution, Zions will own not less than 80% of the shares of capital stock of the major constituent bank in question or any subsidiary owning any shares of capital stock of the major constituent bank in question; or

  •
  are made

  •
  in compliance with court or regulatory authority order; or

  •
  in compliance with a condition imposed by any court or regulatory authority permitting Zions' acquisition of any other bank or entity; or

  •
  in compliance with an undertaking made to any regulatory authority in connection with such an acquisition described in the immediately preceding bullet; provided, in the case of the two preceding bullet-points, the assets of the bank or entity being acquired and its consolidated subsidiaries equal or exceed 75% of the assets of the major constituent bank in question or the subsidiary owning, directly or indirectly, any shares of capital stock of a major constituent bank and its respective consolidated subsidiaries on the date of acquisition; or

  •
  to Zions or any wholly-owned subsidiary.

        Despite the above requirements, any major constituent bank may be merged into or consolidated with, or may lease, sell or transfer all or substantially all of its assets to, another entity if, after giving effect to that merger, consolidation, sale or transfer, Zions or any wholly-owned subsidiary owns at least 80% of the capital stock of the other entity, or if such merger, consolidation, sale or transfer is made:

  •
  in compliance with court or regulatory authority order; or

  •
  in compliance with a condition imposed by any court or regulatory authority permitting Zions' acquisition of any other bank or entity; or

  •
  in compliance with an undertaking made to any regulatory authority in connection with such an acquisition described in the immediately preceding bullet; provided, in the case of the two preceding bullet-points, the assets of the bank or entity being acquired and its consolidated subsidiaries equal or exceed 75% of the assets of the major constituent bank in question or the subsidiary owning, directly or indirectly, any shares of capital stock of a major constituent bank and its respective consolidated subsidiaries on the date of acquisition.

        A "major constituent bank" is defined in the senior debt indenture to mean any subsidiary which is a bank and has total assets equal to 30% or more of Zions' consolidated assets determined on the date of Zions' most recent audited financial statements. At present, the major constituent banks are Zions First National Bank and California Bank & Trust.

        The above covenants are not covenants for the benefit of any series of subordinated debt securities.

Defeasance and Covenant Defeasance

        Unless we say otherwise in the applicable prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each senior and subordinated debt security as indicated in the applicable prospectus supplement. In general, we expect these provisions to apply to each debt security that is not a floating rate or indexed debt security.

        Full Defeasance.    If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on any debt securities. This is called full defeasance. For us to do so, each of the following must occur:

  •
  we must deposit in trust for the benefit of all holders of those debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, will generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates;

  •
  there must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing the holders to recognize gain or loss for federal income tax purposes as a result of such deposit and full defeasance to be effected with respect to such securities or be taxed on those debt securities any differently than if such deposit and full defeasance were not to occur;

  •
  we must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above;

  •
  we must confirm that neither the debt securities nor any securities of the same series, if listed on any securities exchange, will be delisted as a result of depositing such amount in trust;

  •
  no default or event of default, as defined below and as applicable under the relevant indenture for such series of securities, shall have occurred and be continuing at the time of such deposit or, with regard to an event of default relating to certain events of bankruptcy, insolvency, reorganization or the appointment of a receiver by us or any major constituent bank, on the date of the deposit referred to above or during the 90 days after that date;

  •
  such defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all securities are in default within the meaning of the Trust Indenture Act;

  •
  such defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument by which we are bound;

  •
  such defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered or exempt from registration thereunder;

  •
  in the case of the subordinated debt securities, no event or condition may exist that, under the provisions described under "—Subordination Provisions" above, would prevent us from making payments of interest, principal and any other payments on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

  •
  we must deliver to the trustee an officers' certificate and a legal opinion of our counsel confirming that all conditions precedent with respect to such defeasance described above have been complied with.

        If we ever fully defease your debt security, you will have to rely solely on the trust deposit for payments on your debt security. You could not look to us for payment in the event of any shortfall.

        Covenant Defeasance.    Under current U.S. federal tax law, we can make the same type of deposit described above and be released from the covenants described under "—Restriction on Sale or Issuance of Capital Stock of Major Constituent Banks" above and certain other covenants relating to your debt security as provided for in the relevant indenture or described in your prospectus supplement. This is called covenant defeasance. In that event, you would lose the protection of those covenants. In the case of subordinated debt securities, you would be released from the subordination provisions on your subordinated debt security described under "—Subordination Provisions" above. In order to achieve covenant defeasance for any debt securities, we must satisfy substantially the same conditions specified above for full defeasance, except with regard to the second bullet point above, which for covenant defeasance requires only a legal opinion of our counsel delivered to the trustee confirming that the holders of such securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance to be effected with respect to such securities or be taxed on those debt securities any differently than if such deposit and covenant defeasance were not to occur.

        If we accomplish covenant defeasance with regard to your debt security, the following provisions, among others, of the applicable indenture and your debt security would no longer apply:

  •
  if your debt security is a senior debt security, our promise not to take certain actions with respect to our major constituent banks as described above under "—Restriction on Sale or Issuance of Capital Stock of Major Constituent Banks";

  •
  any covenants that your prospectus supplement may state are applicable to your debt security;

  •
  the events of default resulting from a breach of covenants, described below under "—Events of Default and Defaults"; and

  •
  with respect to subordinated debt securities, the subordination provisions described under "Subordination Provisions" above.

        If we accomplish covenant defeasance on your debt security, you can still look to us for repayment of your debt security in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and your debt security became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Events of Default and Defaults

        You will have special rights if an event of default with respect to your debt security occurs and is not cured, as described in this subsection.

  Events of Default under the Senior Debt Indenture

        When we refer to an event of default with respect to any series of senior debt securities, we mean any of the following:

  •
  failure to pay principal of or any premium on any senior debt security of that series when due;

  •
  failure to pay any interest on any senior debt security of that series when due and that default continues for 30 days;

  •
  failure to deposit any sinking fund payment, when and as due by the terms of any senior debt security of that series;

  •
  failure to perform any other covenant in the senior debt indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the relevant outstanding senior debt securities;

  •
  Zions' filing for bankruptcy or the occurrence of certain other events of bankruptcy, insolvency or reorganization relating to Zions or any major constituent bank;

  •
  failure to pay any portion of the principal when due of any indebtedness of Zions or any major constituent bank in excess of $25,000,000; or acceleration of the maturity of any such indebtedness exceeding that amount if acceleration results from a default under the instrument giving rise to that indebtedness and is not annulled within 60 days after due notice; and

  •
  any other event of default provided with respect to senior debt securities of that series which will be described in the applicable prospectus supplement for that series.

  Events of Default and Defaults under the Subordinated Debt Indenture

        When we refer to an event of default with respect to any series of subordinated debt securities, we mean:

  •
  Zions' filing for bankruptcy or the occurrence of certain other events of bankruptcy, insolvency or reorganization relating to Zions or any major constituent bank.

        When we refer to a default with respect to any series of subordinated debt securities, we mean:

  •
  failure to pay principal of or any premium on any subordinated debt security of that series when due;

  •
  failure to pay any interest on any subordinated debt security of that series when due and that default continues for 30 days;

  •
  failure to deposit any sinking fund payment, when and as due by the terms of any subordinated debt security of that series;

  •
  failure to perform any other covenant in the subordinated debt indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the relevant outstanding subordinated debt securities;

  •
  any event of default; and

  •
  any other default provided with respect to subordinated debt securities of that series which will be described in the applicable prospectus supplement for that series.

  Remedies upon an Event of Default or Default.

        If an event of default occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the relevant outstanding debt securities may accelerate the maturity of such debt securities. Additionally, the senior debt indenture provides that in the event of the filing for bankruptcy by us or any major constituent bank or the occurrence of certain other events of bankruptcy, insolvency or reorganization relating to us or any major constituent bank, the maturity of the outstanding senior debt securities will accelerate automatically. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the relevant outstanding debt securities may, under circumstances set forth in the relevant indenture, rescind the acceleration if Zions has deposited monies on account of certain overdue amounts with the trustee.

        With respect to subordinated debt securities, if a default occurs that is not also an event of default with respect to the subordinated debt securities, neither the trustee nor the holders of subordinated debt securities may act to accelerate the maturity of the subordinated debt securities. However, if a default occurs, the trustee may proceed to enforce any covenant and other rights of the holders of the subordinated debt securities, and if the default relates to our failure to make any payment of interest when due and payable and such default continues for a period of 30 days or such default is made in the payment of the principal or any premium at its maturity, then the trustee may demand payment of the amounts then due and payable and may proceed to prosecute any failure on our part to make such payments.

        Subject to the provisions of the relevant indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the relevant indenture at the request or direction of any of the holders of the debt securities issued thereunder, unless the holders of such debt securities shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the relevant outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        Before you may take any action to institute any proceeding relating to the indenture, or to appoint a receiver or a trustee, or for any other remedy, each of the following must occur:

  •
  you must have given the trustee written notice of a continuing event of default or defaults;

  •
  the holders of at least 25% of the aggregate principal amount of all relevant outstanding debt securities of your series must make a written request of the trustee to take action because of the event of default or default, as the case may be, and must have offered reasonable indemnification to the trustee against the cost, liabilities and expenses of taking such action;

  •
  the trustee must not have taken action for 60 days after receipt of such notice and offer of indemnification; and

  •
  no contrary notice shall have been given to the trustee during such 60 day period by the holders of a majority in principal amount of the securities of your series.

        These limitations do not apply to a suit for the enforcement of payment of the principal of or any premium or interest on a security on or after the due dates for such payments.

        We will furnish to the trustee annually a statement as to our performance of our obligations under the indentures and as to any default in performance.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity. Book-entry and other indirect owners are described under "Legal Ownership and Book-Entry Issuance" below.

Modification of the Indentures and Waiver of Covenants

        Certain limited modifications of the indentures may be made without the necessity of obtaining the consent of the holders of the relevant debt securities. Other modifications and amendments of the indentures may be made with the consent of the holders of 66 2/3% in principal amount of the outstanding debt securities of each series affected by those modifications and amendments. However, a modification or amendment requires the consent of the holder of each outstanding debt security affected if it would:

  •
  change the stated maturity of the principal or interest of any security;

  •
  reduce the principal amounts of, any premium or interest on, any security;

  •
  change the place of payment on a security;

  •
  impair the right to institute suit for the enforcement of any payment on any security;

  •
  reduce the percentage of holders whose consent is needed to modify or amend the indenture;

  •
  reduce the percentage of holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

  •
  modify the provisions with respect to subordination of the subordinated debt securities in a manner adverse to the holders of those securities; or

  •
  modify the provisions dealing with modification and waiver of the indenture.

        The holders of 66 2/3% in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all securities of that series, waive compliance by us with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all securities of that series, waive any past default, except a default in the payment of principal or interest, and defaults in respect of a covenant or provision which cannot be modified or amended without the consent of each holder of each outstanding debt security affected.

        We will generally be entitled to set any day as a record date for the purpose of determining the holders of relevant outstanding debt securities that are entitled to take any action under the relevant indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders of the relevant debt securities. If a record date is set for any action to be taken by holders of debt securities, such action may be taken only by persons who are holders of relevant outstanding debt securities on the record date and must be taken within 180 days following the record date or such other period as we may specify (or as the trustee may specify, if it set the record date). This period may be shortened or lengthened (but not beyond 180 days) from time to time.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

Special Rules for Action by Holders

        When holders take any action under either indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

Only Outstanding Debt Securities Are Eligible

        Only holders of outstanding debt securities of the applicable series will be eligible to participate in any action by holders of debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a debt security will not be "outstanding":

  •
  if it has been surrendered for cancellation;

  •
  if we have deposited or set aside, in trust for its holder, money for its payment or redemption;

  •
  if we have fully defeased it as described above under "—Defeasance and Covenant Defeasance—Full Defeasance"; or

  •
  if we or one of our affiliates, such as Zions Investment Securities, Inc., is the beneficial owner.

Eligible Principal Amount of Some Debt Securities

        In some situations, we may follow special rules in calculating the principal amount of a debt security that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount increases over time or is not to be fixed until maturity.

        For any debt security of the kind described below, we will decide how much principal amount to attribute to the debt security as follows:

  •
  for an original issue discount debt security, we will use the principal amount that would be due and payable on the action date if the maturity of the debt security were accelerated to that date because of a default; or

  •
  for a debt security whose principal amount is not known, we will use any amount that we indicate in the prospectus supplement for that debt security. The principal amount of a debt security may not be known, for example, because it is based on an index that changes from time to time and the principal amount is not to be determined until a later date.

Form, Exchange and Transfer of Debt Securities in Registered Form

        If any debt securities cease to be issued in registered global form, they will be issued as follows unless we indicate otherwise in your prospectus supplement:

  •
  only in fully registered form;

  •
  without interest coupons; and

  •
  in denominations of $1,000 and that are multiples of $1,000.

        Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

        Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

        Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder's proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

        If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

        If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

        If a debt security is issued as a registered global debt security, only the depositary, Euroclear and Clearstream, Luxembourg, as applicable, will be entitled to transfer and exchange the debt security as described in this subsection, since it or they will be the sole holder of the debt security.

        The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is exchangeable for a different kind of security, such as one that we have not issued, the rules governing that type of exchange will be described in the applicable prospectus supplement.

Payment Mechanics for Debt Securities in Registered Form

Who Receives Payment?

        If interest is due on a debt security on an interest payment date, we will pay the interest to the person in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date as described under "—Payment and Record Dates for Interest" below. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment or, in the case of a global debt security, in accordance with the applicable policies of the depositary, Euroclear and Clearstream, Luxembourg, as applicable.

Payment and Record Dates for Interest

        Unless we specify otherwise in the applicable prospectus supplement, interest on any fixed rate debt security will be payable semiannually each May 15 and November 15 and at maturity, and the regular record date relating to an interest payment date for any fixed rate debt security will be the May 1 or November 1 next preceding that interest payment date. The regular record date relating to an interest payment date for any floating rate debt security will be the 15th calendar day before that interest payment date. These record dates will apply regardless of whether a particular record date is a "business day", as defined below. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

        Business Day.    The term "business day" means, for any debt security, a day that meets all the following applicable requirements:

  •
  for all debt securities, is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in Salt Lake City, Utah, San Francisco, California or New York City generally are authorized or required by law or executive order to close;

  •
  if the debt security is a floating rate debt security whose interest rate is based on the London interbank offered rate, or LIBOR, is also a day on which dealings in the relevant index currency specified in the applicable prospectus supplement are transacted in the London interbank market;

  •
  if the debt security either is a floating rate debt security whose interest rate is based on the euro interbank offered rate, or EURIBOR, or a floating rate debt security whose interest rate is based on LIBOR and for which the index currency is euros, is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business;

  •
  if the debt security is held through Euroclear, is also not a day on which banking institutions in Brussels, Belgium are generally authorized or obligated by law, regulation or executive order to close; and

  •
  if the debt security is held through Clearstream, Luxembourg, is also not a day on which banking institutions in Luxembourg are generally authorized or obligated by law, regulation or executive order to close.

How We Will Make Payments Due

        We will follow the practice described in this subsection when paying amounts due on the debt securities. All amounts due will be paid in U.S. dollars.

        Payments on Global Debt Securities.    We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner's right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described in the section entitled "Legal Ownership and Book-Entry Issuance—What Is a Global Security?".

        Payments on Non-Global Debt Securities.    We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

        Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Payment When Offices Are Closed

        If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the applicable indenture as if they were made on the original due date. Postponement of this kind will not result in a default under any debt security or the applicable indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day. The term business day has a special meaning, which we describe above under "—Payment and Record Dates for Interest."

Paying Agent

        We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed Zions First National Bank, at its principal office in Salt Lake City, Utah, as the paying agent for the debt securities. We must notify you of changes in the paying agents.

Unclaimed Payments

        Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Notices

        Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee's records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship with the Trustee

        J.P. Morgan Trust Company, National Association, is initially serving as the trustee for both the senior debt securities and the subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any debt securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one of the indentures, and we would be required to appoint a successor trustee. For this purpose, a "potential" event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

        In this section, we describe special considerations that will apply to registered securities issued in global—i.e., book-entry—form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who is the Legal Owner of a Registered Security?

        Each security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have securities registered in their own names, on the books that we or the trustee maintain for this purpose, as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

        We will issue each security in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

        Under each indenture, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

        As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

        In the future we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

        For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

        Our obligations, as well as the obligations of the trustee and any other third parties employed by us, the trustee or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—e.g., to amend an indenture for a series of debt securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture—we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

        When we refer to "you" in this prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to "your securities" in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

        If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

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  whether it imposes fees or charges;

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  how it would handle a request for the holders' consent, if ever required;

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  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

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  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

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  if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

What Is a Global Security?

        We will issue each security in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or their nominees, which we select. A financial institution that we select for any security for this purpose is called the "depositary" for that security. A security will usually have only one depositary but it may have more.

        Each series of securities will have one or more of the following as the depositaries:

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  The Depository Trust Company, New York, New York, which is known as DTC;

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  a financial institution holding the securities on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as Euroclear;

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  a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as Clearstream, Luxembourg; and

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  any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another's systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, Luxembourg, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

        A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "—Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of a beneficial interest in the global security.

        If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under "—Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated". If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

        As an indirect owner, an investor's rights relating to a global security will be governed by the account rules of the depositary, those of the investor's financial institution (e.g., Euroclear and Clearstream, Luxembourg, if applicable), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

        If securities are issued only in the form of a global security, an investor should be aware of the following:

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  an investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

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  an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "—Who is the Legal Owner of a Registered Security—Legal Holders" above;

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  an investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

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  an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

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  the depositary's policies and those of any participant in the depositary's system or other intermediary (e.g., Euroclear or Clearstream, Luxembourg if DTC is the depositary) through which that institution holds security interests, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. Zions and the trustee will have no responsibility for any aspect of the depositary's policies or actions or records of ownership interests in a global security. Zions and the trustee also do not supervise the depositary in any way;

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  the depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

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  financial institutions that participate in the depositary's book-entry system and through which an investor holds its interest in the global securities (including Euroclear and Clearstream, Luxembourg, if you hold through them when the depositary is DTC) may also have their own policies affecting payments, notices and other matters relating to the securities. For example, if you hold an interest in a global security through Euroclear or Clearstream, Luxembourg, when DTC is the depositary, Euroclear or Clearstream, Luxembourg, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions of any of those intermediaries.

Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

        If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner's bank, broker or other financial institution through which that owner holds its beneficial interest in the securities.

        In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under "Legal Ownership and Book-Entry Issuance".

        The special situations for termination of a global security are as follows:

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  DTC notifies us that it is unwilling or unable to continue acting as the depositary for that global security, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary;

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  we order in our sole discretion that such global security will be transferable, registrable, and exchangeable; or

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  an event of default has occurred with regard to that global security and is continuing.

        If a global security is terminated, only the depositary, and neither Zions nor the trustee, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to Euroclear and Clearstream, Luxembourg

        Euroclear and Clearstream, Luxembourg are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

        As long as any global security is held by Euroclear or Clearstream, Luxembourg, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream, Luxembourg. If you are a participant in either of those systems, you may hold your interest directly in that system. If you are not a participant, you may hold your interest indirectly through organizations that are participants in that system.

        If Euroclear or Clearstream, Luxembourg is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

        If Euroclear or Clearstream, Luxembourg is the depositary for a global security, or if DTC is the depositary for a global security and Euroclear and Clearstream, Luxembourg hold interests in the global security as participants in DTC, then Euroclear and Clearstream, Luxembourg will hold interests in the global security on behalf of the participants in their systems.

        Payments, notices and other communications or deliveries relating to the securities made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC's rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream, Luxembourg.

        Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, notices and other communications and deliveries involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

        In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems, and wish to transfer their interests, or to receive or make a payment or delivery with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

SECURITIES ISSUED IN BEARER FORM

        We may issue debt securities in bearer, rather than registered, form. If we do, those debt securities will be subject to special provisions described in this section. To the extent the provisions described in this section are inconsistent with those described elsewhere in this prospectus, they supersede those described elsewhere with regard to any bearer securities. Otherwise, the relevant provisions described elsewhere in this prospectus will apply to bearer securities.

Temporary and Permanent Bearer Global Securities

        If we issue debt securities in bearer form, all debt securities of the same series and kind will initially be represented by a temporary bearer global security, which we will deposit with a common depositary for Euroclear and Clearstream, Luxembourg. Euroclear and Clearstream, Luxembourg will credit the account of each of their subscribers with the amount of debt securities the subscriber purchases. We will promise to exchange the temporary bearer global security for a permanent bearer global security, which we will deliver to the common depositary upon the later of the following two dates:

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  the date that is 40 days after the later of (a) the completion of the distribution of the debt securities as determined by the underwriter, dealer or agent and (b) the closing date for the sale of the debt securities by us; we may extend this date as described below under "—Extensions for Further Issuances"; and

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  the date on which Euroclear and Clearstream, Luxembourg provide us or our agent with the necessary tax certificates described below under "—U.S. Tax Certificate Required".

        Owners of beneficial interests in a permanent bearer global security will be able to exchange those interests at their option, in whole but not in part, for:

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  non-global debt securities in bearer form with interest coupons attached, if applicable; or

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  non-global debt securities in registered form without coupons attached.

A beneficial owner will be able to make this exchange by giving us or our designated agent 60 days' prior written notice in accordance with the terms of the debt securities.

Extensions for Further Issuances

        Without the consent of the trustee, any holders or any other person, we may issue additional debt securities identical to a prior issue from time to time. If we issue additional debt securities before the date on which we would otherwise be required to exchange the temporary bearer global security representing the prior issue for a permanent bearer global security as described above, that date will be extended until the 40th day after the completion of the distribution and the closing, whichever is later, for the additional debt securities. Extensions of this kind may be repeated if we sell additional identical debt securities. As a result of these extensions, those who own beneficial interests in the global bearer debt securities may be unable to resell their interests into the United States or to or for the account or benefit of a U.S. person until the 40th day after the additional debt securities have been distributed and sold.

U.S. Tax Certificate Required

        We will not pay or deliver interest or other amounts in respect of any portion of a temporary bearer global security unless and until Euroclear or Clearstream, Luxembourg delivers to us or our agent a tax certificate with regard to the owners of the beneficial interests in that portion of the global security. Also, we will not exchange any portion of a temporary global bearer security for a permanent bearer global security unless and until we receive from Euroclear or Clearstream, Luxembourg a tax certificate with regard to the owners of the beneficial interests in that portion to be exchanged. In each case, this tax certificate must state that each of the relevant owners:

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  is not a United States person, as defined below under "—Limitations on Issuance of Bearer Securities";

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  is a foreign branch of a United States financial institution, as defined in applicable Treasury regulations, purchasing for its own account or for resale, or is a United States person who acquired the security through a financial institution of this kind and who holds the security through that financial institution on the date of certification, provided in either case that the financial institution provides a certificate to us or the distributor selling the security to it stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the U.S. Treasury Regulations under that Section; or

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  is a financial institution holding for purposes of resale during the "restricted period", as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7). A financial institution of this kind, whether or not it is also described in either of the two preceding bullet points, must certify that it has not acquired the security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

The tax certificate must be signed by an authorized person satisfactory to us.

No one who owns an interest in a temporary bearer global security will receive payment or delivery of any amount or property in respect of its interest, and will not be permitted to exchange its interest for an interest in a permanent bearer global security or a security in any other form, unless and until we or our agent have received the required tax certificate on its behalf.

Legal Ownership of Bearer Securities

        Securities in bearer form will not be registered in any name. Whoever is the bearer of the certificate representing a security in bearer form is the legal owner of that security. Legal title and ownership of bearer debt securities will pass by delivery of the certificates representing the debt securities. Thus, when we use the term "holder" in this prospectus with regard to bearer securities, we mean the bearer of those securities.

        The common depositary for Euroclear and Clearstream, Luxembourg will be the bearer, and thus the holder and legal owner, of both the temporary and permanent bearer global debt securities described above. Investors in those debt securities will own beneficial interests in the debt securities represented by those global debt securities; they will be only indirect owners, not holders or legal owners, of the debt securities.

        As long as the common depositary is the bearer of any bearer security in global form, the common depositary will be considered the sole legal owner and holder of the debt securities represented by the bearer security in global form. Ownership of beneficial interests in any bearer security in global form will be shown on records maintained by Euroclear or Clearstream, Luxembourg, as applicable, by the common depositary on their behalf and by the direct and indirect participants in their systems, and ownership interests can be held and transferred only through those records. We will pay any amounts owing with respect to a bearer global security only to the common depositary.

        Neither we, the trustee nor any agent will recognize any owner of beneficial interests as a holder. Nor will we, the trustee or any agent have any responsibility for the ownership records or practices of Euroclear or Clearstream, Luxembourg, the common depositary or any direct or indirect participants in those systems or for any payments, transfers, deliveries, communications or other transactions within those systems, all of which will be subject to the rules and procedures of those systems and participants.

If you own a beneficial interest in a global bearer security, you must look only to Euroclear or Clearstream, Luxembourg, and to their direct and indirect participants through which you hold your interest, for your ownership rights. You should read the section entitled "Legal Ownership and Book-Entry Issuance" for more information about holding interests through Euroclear and Clearstream, Luxembourg.

        Special requirements and restrictions imposed by United States federal tax laws and regulations will apply to bearer securities. We describe these below under "—Limitations on Issuance of Bearer Securities".

Payment and Exchange of Non-Global Bearer Securities

        Payments and deliveries owing on non-global bearer debt securities will be made, in the case of interest payments, only to the holder of the relevant coupon after the coupon is surrendered to the paying agent. In all other cases, payments will be made only to the holder of the certificate representing the relevant security after the certificate is surrendered to the paying agent.

        Non-global bearer debt securities, with all unmatured coupons relating to the debt securities, if any, may be exchanged for a like aggregate amount of non-global bearer or registered debt securities of like kind. Non-global registered debt securities may be exchanged for a like aggregate amount of non-global registered debt securities of like kind, as described above in the sections on the different types of debt securities we may offer. However, we will not issue bearer debt securities in exchange for any registered debt securities.

        Replacement certificates and coupons for non-global bearer debt securities will not be issued in lieu of any lost, stolen or destroyed certificates and coupons unless we and our transfer agent receive evidence of the loss, theft or destruction, and an indemnity against liabilities, satisfactory to us and our agent. Upon redemption or any other settlement before the stated maturity or expiration, as well as upon any exchange, of a non-global bearer security, the holder will be required to surrender all unmatured coupons to us or our designated agent. If any unmatured coupons are not surrendered, we or our agent may deduct the amount of interest relating to those coupons from the amount otherwise payable or we or our agent may demand an indemnity against liabilities satisfactory to us and our agent.

Notices

        If any bearer debt securities are listed on the Luxembourg Stock Exchange and that Exchange's rules require, then as long as those debt securities are listed on that Exchange, we will give notices to holders of bearer debt securities by publication in a daily newspaper of general circulation in Luxembourg. We expect that newspaper to be, but it need not be, the Luxemburger Wort. If publication in Luxembourg is not so required or is not practical, the publication will be made elsewhere in Western Europe. The term "daily newspaper" means a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in Luxembourg or, when applicable, elsewhere in Western Europe. A notice will be presumed to have been received on the date it is first published. If we cannot give notice as described in this paragraph because the publication of any newspaper is suspended or it is otherwise impractical to publish the notice, then we will give notice in another form. That alternate form of notice will be sufficient notice to each holder. Neither the failure to give notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Limitations on Issuance of Bearer Securities

        In compliance with United States federal income tax laws and regulations, bearer debt securities, including bearer debt securities in global form, will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons, as defined below, except as otherwise permitted by U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, dealers or agents participating in the offerings of bearer debt securities, directly or indirectly, must agree that they will not, in connection with the original issuance of any bearer debt securities or during the restricted period, offer, sell, resell or deliver, directly or indirectly, any bearer debt securities in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations described above.

        In addition, any underwriters, dealers or agents must have procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer debt securities are aware of the above restrictions on the offering, sale, resale or delivery of bearer debt securities.

        We will not issue bearer debt securities under which the holder has a right to purchase bearer debt securities in non-global form. Upon the holder's purchase of any underlying bearer debt securities, those bearer debt securities will be issued in temporary global bearer form and will be subject to the provisions described above relating to bearer global debt securities.

        We will make payments on bearer debt securities only outside the United States and its possessions except as permitted by the above regulations.

        Bearer debt securities and any coupons will bear the following legend:

        "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j)and 1287(a) of the Internal Revenue Code."

        The sections referred to in this legend provide that, with exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on the sale, exchange or redemption of that bearer security or coupon.

        As used in this section entitled "Securities Issued in Bearer Form", "United States person" means:

  •
  a citizen or resident of the United States for United States federal income tax purposes;

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  a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

In addition, some trusts treated as United States persons before August 20, 1996 may elect to continue to be so treated to the extent provided in the Treasury Regulations.

CONSIDERATIONS RELATING TO INDEXED SECURITIES

        We use the term "indexed securities" to mean debt securities whose value is linked to an underlying asset or index. Indexed securities may present a high level of risk, and investors in certain indexed securities may lose their entire investment. In addition, the treatment of indexed securities for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed security. Thus, if you propose to invest in indexed securities, you should independently evaluate the federal income tax consequences of purchasing an indexed security that apply in your particular circumstances. You should also read any applicable prospectus supplement carefully for a discussion of relevant U.S. tax matters.

Investors in Indexed Securities Could Lose Principal or Interest

        The principal amount of an indexed debt security payable at maturity, and/or the amount of interest payable on an indexed security on an interest payment date will be determined by reference to the price or value of one or more securities of one or more issuers, currencies, commodities, any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, and/or one or more indices or baskets of any of these items. We refer to each of these as an "index". The direction and magnitude of the change in the value of the relevant index will determine the principal amount of an indexed debt security payable at maturity, and/or the amount of interest payable on an indexed security on an interest payment date. The terms of a particular indexed debt security may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Thus, if you purchase an indexed security, you may lose all or a portion of the principal you invest and may receive no interest on your investment.

The Company That Issues an Index Security or the Government That Issues an Index Currency Could Take Actions That May Adversely Affect an Indexed Security

        The issuer of a security that serves as an index or part of an index for an indexed security will have no involvement in the offer and sale of the indexed security and no obligations to the holder of the indexed security. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holder. Any of these actions could adversely affect the value of a security indexed to that security or to an index of which that security is a component.

An Indexed Security May Be Linked to a Volatile Index, Which Could Hurt Your Investment

        Some indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The amount of principal or interest that can be expected to become payable on an indexed security may vary substantially from time to time. Because the amounts payable with respect to an indexed security are generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed security may be adversely affected by a fluctuation in the level of the relevant index.

        The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these events or activities could adversely affect the value of an indexed security.

An Index to Which a Security Is Linked Could Be Changed or Become Unavailable

        Some indices compiled by us or our affiliates or third parties may consist of or refer to several or many different securities, commodities or currencies or other instruments or measures. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. An alteration may result in a decrease in the value of or return on an indexed security that is linked to the index. The indices for our indexed securities may include published indices of this kind or customized indices developed by us or our affiliates in connection with particular issues of indexed securities.

        A published index may become unavailable, or a customized index may become impossible to calculate in the normal manner, due to events such as war, natural disasters, cessation of publication of the index or a suspension or disruption of trading in one or more securities, commodities or currencies or other instruments or measures on which the index is based. If an index becomes unavailable or impossible to calculate in the normal manner, the terms of a particular indexed security may allow us to delay determining the amount payable as principal or interest on an indexed debt security, or we may use an alternative method to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that any alternative method of valuation we use will produce a value identical to the value that the actual index would produce. If we use an alternative method of valuation for a security linked to an index of this kind, the value of the security, or the rate of return on it, may be lower than it otherwise would be.

        Some indexed securities are linked to indices that are not commonly used or that have been developed only recently. The lack of a trading history may make it difficult to anticipate the volatility or other risks associated with an indexed security of this kind. In addition, trading in these indices or their underlying stocks, commodities or currencies or other instruments or measures, or options or futures contracts on these stocks, commodities or currencies or other instruments or measures, may be limited, which could increase their volatility and decrease the value of the related indexed securities or the rates of return on them.

We May Engage in Hedging Activities that Could Adversely Affect an Indexed Security

        In order to hedge an exposure on a particular indexed security, we may, directly or through our affiliates, enter into transactions involving the stocks, commodities or currencies or other instruments or measures that underlie the index for that security, or derivative instruments, such as options or futures, on those stocks, commodities or currencies or other instruments or measures. By engaging in transactions of this kind, we could adversely affect the value of an indexed security. It is possible that we could achieve substantial returns from our hedging transactions while the value of the indexed security may decline.

Information About Indices May Not Be Indicative of Future Performance

        If we issue an indexed security, we may include historical information about the relevant index in the applicable prospectus supplement. Any information about indices that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the relevant index that may occur in the future.

We May Have Conflicts of Interest Regarding an Indexed Security

        Zions Investment Securities, Inc. and our other affiliates may have conflicts of interest with respect to some indexed securities. Zions Investment Securities, Inc. and our other affiliates may engage in trading, including trading for hedging purposes, for their proprietary accounts or for other accounts under their management, in indexed securities and in the securities, commodities or currencies or other instruments or measures on which the index is based or in other derivative instruments underlying or related to the index. These trading activities could adversely affect the value of indexed securities. We and our affiliates may also issue or underwrite securities or derivative instruments that are linked to the same index as one or more indexed securities. By introducing competing products into the marketplace in this manner, we could adversely affect the value of an indexed security.

        In addition to being the calculation agent, to the extent that Zions Investment Securities, Inc. or another of our affiliates calculates or compiles a particular index, it may have considerable discretion in performing the calculation or compilation. Exercising discretion in this manner could adversely affect the value of an indexed security based on the index or the rate of return on the security.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

        We may offer and sell the debt securities from time to time as follows:

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  through agents;

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  to or through dealers or underwriters;

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  directly to other purchasers; or

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  through a combination of any of these methods of sale.

        In addition, the debt securities may be issued as a dividend or distribution or in a subscription rights offering to existing holders of securities. In some cases, we may also repurchase debt securities and reoffer them to the public by one or more of the methods described above.

        The debt securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to prevailing market prices; or

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  at negotiated prices.

        We may solicit offers to purchase debt securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act.

        From time to time, we may sell debt securities to one or more dealers as principals. The dealers, who may be deemed to be "underwriters" as that term is defined in the Securities Act, may then resell those debt securities to the public.

        We may sell debt securities from time to time to one or more underwriters, who would purchase the debt securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell debt securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters maybe deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of debt securities.

        If we offer debt securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the debt securities they commit to purchase on a standby basis. Additionally, before the expiration date for the subscription rights, the standby underwriters may offer the debt securities, including debt securities they may acquire through the purchase and exercise of subscription rights, on a when-issued basis at prices set from time to time by them. After the expiration date, the standby underwriters may offer the debt securities, whether acquired under the standby underwriting agreement, on exercise of subscription rights or by purchase in the market, to the public at prices to be determined by them. Thus, standby underwriters may realize profits or losses independent of the underwriting discounts or commissions we may pay them. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us. Any dealer-manager we retain may acquire securities by purchasing and exercising the subscription rights and resell the debt securities to the public at prices it determines. As a result, a dealer manager may realize profits or losses independent of any dealer-manager fee paid by us.

        We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase debt securities under contracts providing for payment and delivery on future dates. The third parties with whom we may enter into contracts of this kind may include banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers' obligations and will include information about any commissions we may pay for soliciting these contracts.

        Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us to indemnification by us against civil liabilities, including liabilities under the Securities Act.

        Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the debt securities being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered debt securities in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered debt securities by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered debt securities to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

        The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, Zions Bancorporation and its subsidiaries in the ordinary course of business. In addition, we expect to offer the debt securities to or through our affiliates, as underwriters, dealers or agents. Among our affiliates, Zions Investment Securities, Inc. may offer the securities for sale in the United States. Our affiliates may also offer the debt securities in other markets through one or more selling agents, including one another.

        In compliance with guidelines of the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate principal amount of the debt securities offered pursuant to this prospectus; however, it is anticipated that the maximum commission or discount to be received in any particular offering of debt securities will be significantly less than this amount.

        Zions Investment Securities, Inc. is an indirect wholly-owned subsidiary of Zions Bancorporation. Rule 2720 of the Conduct Rules of the NASD imposes certain requirements when an NASD member such as Zions Investment Securities, Inc. distributes an affiliated company's securities. Zions Investment Securities, Inc. has advised Zions Bancorporation that each particular offering of debt securities will comply with the applicable requirements of Rule 2720.

        Zions Investment Securities, Inc. will not confirm initial sales to accounts over which it exercises discretionary authority without the prior written approval of the customer.

Market-Making Resales by Affiliates

        This prospectus may be used by Zions Investment Securities, Inc. in connection with offers and sales of the debt securities in market-making transactions. In a market-making transaction, Zions Investment Securities, Inc. may resell a debt security it acquires from other holders, after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of resale or at negotiated prices. In these transactions, Zions Investment Securities, Inc. may act as principal or agent, including as agent for the counterparty in a transaction in which Zions Investment Securities, Inc. acts as principal or as agent for both counterparties in a transaction in which Zions Investment Securities, Inc. does not act as principal. Zions Investment Securities, Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of Zions Bancorporation may also engage in transactions of this kind and may use this prospectus for this purpose. These other affiliates may include Roth Capital.

        The aggregate initial offering price specified on the cover of this prospectus relates to the initial offering of the debt securities. This amount does not include debt securities sold in market-making transactions.

        Zions Bancorporation does not expect to receive any proceeds from market-making transactions. Zions Bancorporation does not expect that Zions Investment Securities, Inc. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to Zions Bancorporation.

        A market-making transaction will have a settlement date later than the original issue date of the debt security. Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless you are informed in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

Matters Relating to Initial Offering and Market-Making Resales

        Each series of debt securities will be a new issue, and there will be no established trading market for any of the debt securities prior to their original issue date. We may choose not to list any particular series of debt securities on a securities exchange or quotation system. We have been advised by Zions Investment Securities, Inc. that it intends to make a market in the debt securities, and any underwriters to whom we sell debt securities for public offering may make a market in those debt securities. However, neither Zions Investment Securities, Inc. nor any underwriter that makes a market in the capital securities is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the debt securities we or the Issuer Trusts may offer.

        Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the debt securities will be required to be paid in immediately available funds in New York City.

        In this prospectus, the terms "this offering" means the initial offering of the debt securities made in connection with their original issuance. This term does not refer to any subsequent resales of such debt securities in market-making transactions.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

        This section is relevant to you if you are the fiduciary of a pension plan or other employee benefit plan proposing to invest in the securities.

        A fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibit an employee benefit plan, as well as individual retirement accounts, Keogh plans and other pension and profit sharing plans subject to Section 4975 of the Code, from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. A violation of these "prohibited transaction" rules may result in excise tax or other liabilities under ERISA and Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Therefore, a fiduciary of an employee benefit plan should also consider whether an investment in the securities might constitute or give rise to a prohibited transaction under ERISA and the Code. Employee benefit plans which are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA) generally are not subject to the requirements of ERISA or Section 4975 of the Code.

        Zions Bancorporation and certain of its affiliates may each be considered a party in interest or disqualified person with respect to many employee benefit plans. This could be the case, for example, if one of these companies is a service provider to a plan. Special caution should be exercised, therefore, before the securities are purchased by an employee benefit plan. In particular, the fiduciary of the plan should consider whether exemptive relief is available under an applicable administrative exemption. The Department of Labor has issued five prohibited transaction class exemptions that could apply to exempt the purchase, sale and holding of the securities from the prohibited transaction provisions of ERISA and the Code. Those class exemptions are Prohibited Transaction Exemption 96-23 (for transactions determined by in-house asset managers), Prohibited Transaction Exemption 95-60 (for certain transactions involving insurance company general accounts), Prohibited Transaction Exemption 91-38 (for certain transactions involving bank investment funds), Prohibited Transaction Exemption 90-1 (for certain transactions involving insurance company separate accounts), and Prohibited Transaction Exemption 84-14 (for certain transactions determined by independent qualified professional asset managers).

        Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering the purchase of the securities on behalf of or with "plan assets" of any employee benefit plan consult with their counsel regarding the consequences under ERISA and the Code of the acquisition of the debt securities and the availability of exemptive relief under Prohibited Transaction Exemption 96-23, 95-60, 91-38, 90-1 or 84-14.

VALIDITY OF THE DEBT SECURITIES

        The validity of the debt securities offered by this prospectus will be passed upon for us by Callister, Nebeker & McCullough, a Professional Corporation, Salt Lake City, Utah, and for the agents and/or underwriters by Sullivan & Cromwell, Los Angeles, California. Sullivan & Cromwell will rely upon the opinion of Callister, Nebeker & McCullough as to matters of Utah law and Callister,

Nebeker & McCullough will rely upon the opinion of Sullivan & Cromwell as to matters of New York law. The opinions of Callister, Nebeker & McCullough and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future action to be taken by Zions and its board of directors in connection with the issuance and sale of any particular series of debt securities, the specific terms of the debt securities and other matters which may affect the validity of debt securities but which cannot be ascertained on the date of such opinions. Sullivan & Cromwell regularly performs legal services for Zions.

EXPERTS

        The consolidated financial statements of Zions Bancorporation and subsidiaries appearing in Zions Bancorporation's Annual Report on Form 10-K for the years ended December 31, 2001 and 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for the year ended December 31, 1999 of Zions Bancorporation and subsidiaries have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing in Zions Bancorporation's Annual Report on Form 10-K for the year ended December 31, 2001 incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

$340,000,000

Zions Bancorporation

Senior Medium-Term Notes, Series A
Subordinated Medium-Term Notes, Series B

ZIONS BANCORPORATION

ZIONS INVESTMENT SECURITIES, INC.

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SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
Earnings
Earnings Per Share (Diluted)
DESCRIPTION OF NOTES WE MAY OFFER
Information About Our Medium-Term Note Program
Features Common to All Notes
Form, Denomination and Legal Ownership of Notes
Interest Rates
SUPPLEMENTAL PLAN OF DISTRIBUTION
VALIDITY OF THE NOTES

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
ZIONS BANCORPORATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
Earnings
Earnings Per Share (Diluted)
USE OF PROCEEDS
REGULATORY CONSIDERATIONS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES WE MAY OFFER
Debt Securities May Be Senior or Subordinated
The Senior Debt Indenture and the Subordinated Debt Indenture
We May Issue Many Series of Debt Securities
Amounts That We May Issue
Principal Amount, Stated Maturity and Maturity
We Are a Holding Company
Governing Law
Currency of Debt Securities
Types of Debt Securities
Form of Debt Securities
Information in the Prospectus Supplement
Redemption and Repayment
Mergers and Similar Transactions
Subordination Provisions
Restriction on Sale or Issuance of Capital Stock of Major Constituent Banks
Defeasance and Covenant Defeasance
Events of Default and Defaults
Modification of the Indentures and Waiver of Covenants
Special Rules for Action by Holders
Form, Exchange and Transfer of Debt Securities in Registered Form
Payment Mechanics for Debt Securities in Registered Form
Notices
Our Relationship with the Trustee
LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE
Who is the Legal Owner of a Registered Security?
What Is a Global Security?
SECURITIES ISSUED IN BEARER FORM
Temporary and Permanent Bearer Global Securities
U.S. Tax Certificate Required
Legal Ownership of Bearer Securities
Payment and Exchange of Non-Global Bearer Securities
Notices
Limitations on Issuance of Bearer Securities
CONSIDERATIONS RELATING TO INDEXED SECURITIES
PLAN OF DISTRIBUTION
Initial Offering and Sale of Securities
Market-Making Resales by Affiliates
Matters Relating to Initial Offering and Market-Making Resales
EMPLOYEE RETIREMENT INCOME SECURITY ACT
VALIDITY OF THE DEBT SECURITIES
EXPERTS